                                                  Rule 424(b)(3)
                                                  Registration No. 333-59824

                        Southern Connecticut Bancorp, Inc.
                       A PROPOSED BANK HOLDING COMPANY FOR
                         The Bank of Southern Connecticut
                                (IN ORGANIZATION)

                        1,150,000 Shares of Common Stock

                                $12.00 per share

                      Minimum Offering Amount: $11,600,000

                      Maximum Offering Amount: $13,800,000

         Southern Connecticut Bancorp,  Inc. was organized to become the holding company for The Bank of Southern Connecticut (In Organization),  a start-up bank which  has not yet  begun  operations.  We  propose  to  operate  the  Bank as a community  bank  headquartered  in New  Haven,  Connecticut,  which  will  offer traditional  commercial  banking  deposit and loan  products and services to the greater New Haven area of Connecticut.

         Prior to this  offering,  there has been no market for the common stock and an active  trading  market for the common stock may not develop.  The common stock will not be listed on any national securities exchange or The Nasdaq Stock
Market. The common stock is being offered on a best efforts basis through Tucker
Anthony Sutro Capital Markets, a division of Tucker Anthony Incorporated,  which is assisting us as selling agent in offering and selling the common  stock.  See
"Plan of  Distribution."  If any person  subscribes for more than 20,000 shares,
Southern   Connecticut   Bancorp,   Inc.  reserves  the  right  to  accept  such
subscription for fewer shares, but not less than 20,000.

         The offer of the common stock made hereby will expire on July 17, 2001, unless  prior to the  close of  business  on such  date (or the then  applicable expiration  date),  Southern  Connecticut  Bancorp  elects in its  discretion to extend the offer. In no event will the closing date be later than July 17, 2001.
No common stock will be sold unless at least  966,667  shares are sold. No funds will be  received  by or on behalf of  Southern  Connecticut  Bancorp  until the offering closes and the shares are delivered.

         Before  purchasing  the common stock,  you should read the Risk Factors beginning on page 4.

         None of the Securities and Exchange Commission,  the Board of Governors
of the Federal Reserve System,  the Federal Deposit Insurance  Corporation,  the
State of Connecticut  Department of Banking or any state  securities  commission has approved or disapproved  the common stock or determined that this Prospectus is  accurate  or  complete.  Any  representation  to the  contrary is a criminal offense.

         The shares of common stock are not bank deposits and are not insured or
guaranteed  by  the  Federal   Deposit   Insurance   Corporation  or  any  other
governmental agency.

                                                       Offering           Proceeds to
                           Price to Public            Expenses (1)          Bancorp
Per Share if minimum
  sold....................       $ 12.00                  $ 0.96              $ 11.01
If minimum sold...........   $11,600,000                $953,700         $ 10,640,000
Per Share if maximum
  sold....................       $ 12.00                   $0.96              $ 11.04
If maximum sold (1) ......   $13,800,000              $1,106,700         $ 12,693,300
-----------
1    Offering  expenses have been calculated using estimated  selling agent fees based on an aggregate of 966,667  shares  (minimum) and  15,000,000  shares
     (maximum)  sold  plus an  estimate  of  other  professional,  printing  and miscellaneous expenses pertaining to the offering. See "Use of Proceeds."

TUCKER ANTHONY SUTRO
CAPITAL MARKETS

          The  date of this  Prospectus  is July 6, 2001.

     Identification of Directors and Executive Officers of Southern

     Identification of Additional Directors and Executive Officers

OTHER PERSONS INSTRUMENTAL IN THE FOUNDING OF SOUTHERN CONNECTICUT

                                       i

   Warrants to Directors.....................................................29
ANTICIPATED SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES..................................................................35
OTHER INFORMATION............................................................35

                                       ii

                                    SUMMARY

Southern Connecticut Bancorp

         Southern Connecticut Bancorp's purpose is to become the holding company for The Bank of Southern  Connecticut (In  Organization).  Although  holding the stock of the Bank will  initially be its only  business,  we have elected to use the holding company structure because of the additional  flexibility it provides
for  us  to  respond  to  changing   market   conditions  and  future   business
opportunities.  Bancorp  will own 100% of the  capital  stock of the  Bank.  See
"Business of Bancorp."  Bancorp's  business  address is 215 Church  Street,  New
Haven, Connecticut 06510, and its telephone number is (203) 782-1100.

The Bank of Southern Connecticut (In Organization)

         The Bank is being formed to take advantage of the organizers' perceived need  for a  commercial  bank  serving  the  needs  of  small-  to  medium-sized businesses,  professionals and individuals in the greater New Haven, Connecticut area.  The Bank  will be the only  shareholder-owned  commercial  bank  with its headquarters in New Haven. See "Business of the Bank."

Market Opportunity and Strategy

         We believe that, with local  management and ownership,  we will be able to provide efficient and responsive  service.  We believe that the relationships and contacts  which our directors and  management  have in the greater New Haven area will help us attract  customers for the Bank. We intend to project an image of being a locally managed bank with a personal service focus.

Dividends

         The Bank will not  initially be permitted to pay cash  dividends on its stock.  Since such dividends would be the principal  source of cash for Southern
Connecticut Bancorp, Southern Connecticut Bancorp would not initially be able to pay dividends on its common stock. Furthermore, we expect that earnings, if any, will be retained  for use in our  business.  Therefore,  we do not intend to pay cash  dividends  at any time in the  foreseeable  future.  Southern  Connecticut
Bancorp may,  however,  pay stock  dividends at the  discretion  of its Board of
Directors. See "Dividend Policy."

The Offering

Securities Offered ...........A minimum  of  966,667  shares  and a  maximum  of
                              1,150,000  shares of common stock.

Plan of Distribution..........Our   shares   have  been   promoted   to  persons
                              identified by management and to existing customers
                              of Tucker Anthony or another participating broker.
                              Although  we expect  many of our  shareholders  to
                              be from the New Haven community, persons  from the
                              community  have no priority  right to purchase our
                              shares and there is no "community  offering"  such
                              as occurs in many mutual to stock  conversions and
                              de novo bank offerings.

                              Tucker  Anthony  may  purchase  shares for its own
                              investment  account  in order to meet the  minimum
                              number  of  shares  to be sold.  Purchases  by our
                              management   or  by   Tucker   Anthony   are   not
                              necessarily

                              indicative  of the  quality of the  investment  or
                              their suitability for you.

Purchase and
Delivery of Shares............If you desire to purchase shares in this offering, you should be aware of the  following  procedures.
                              No  funds  will be  received  by or on  behalf  of
                              Southern  Connecticut  Bancorp  until the date the
                              offering closes and the shares are delivered. Your
                              broker will tell you the date of the  closing.  To
                              buy  shares,  you  will  need  to  have a  general
                              brokerage  account with Tucker  Anthony or another
                              participating  broker and have sufficient funds in
                              your  account to pay for the shares on the closing
                              date.  On the  closing  date if your funds will be
                              collected   by   Tucker   Anthony   from  all  the
                              purchasers'  accounts,   and  the  funds  will  be
                              delivered to Southern  Connecticut  Bancorp on the
                              closing  date  against  delivery of the shares you
                              buy.

Shares Reserved for Issuance..Southern  Connecticut  Bancorp has reserved 90,000 shares of common  stock for  purposes  of its 2001
                              Stock  Option  Plan and up to  60,000  shares  for
                              purposes   of   its   2001   Warrant   Plan.   See
                              "Compensation  of  Executive  Officers  - The 2001
                              Stock Option Plan" and "The 2001 Warrant Plan."

Use of Proceeds...............The net proceeds of this  offering will be used to invest  $10,000,000 in the capital of the Bank, to
                              pay organizational and pre-operating expenses, and
                              for general corporate purposes.

Market for the Securities.....Prior to this  offering,  there has been no market for Bancorp's  common  stock.  We do not currently
                              intend  to  apply  to  list  Southern  Connecticut
                              Bancorp's common stock on any stock exchange or to
                              be  included in the NASDAQ  Small Cap  Market.  We
                              anticipate that the common stock will trade in the
                              NASDAQ OTC Bulletin Board market.  Although Tucker
                              Anthony  has  informed  us that it intends to be a
                              market  maker  for the  common  stock,  an  active
                              trading market may not develop.

Price per Share...............$12.00

Maximum Investment per
Investor .....................20,000   shares,   unless   waived   by   Southern
                              Connecticut Bancorp on an individual basis.

Intention of Management
to Purchase Stock ............While our directors and executive officers are not required  to  purchase  any  shares,  they,  their
                              families  and  entities  controlled  by them  have
                              indicated they intend to buy approximately 175,500
                              shares.  If 966,667  shares are sold,  the 175,500
                              shares  would be 18.2% of the shares  outstanding.
                              See  "Anticipated  Security  Ownership  of Certain
                              Beneficial Owners and Management."

                              In  the  future,   our   directors  and  executive
                              officers may purchase  additional shares at $12.00
                              per share by exercising  options and warrants that
                              will be  granted  to them.  See  "Compensation  of
                              Executive  Officers - The

                              2001  Stock  Option  Plan" and "The  2001  Warrant
                              Plan."

Selling Agent Fees............The selling  agents will receive a fee of 2.0%, or
                              $0.24 per share, on shares sold in the offering by
                              the  Bank's  organizers  and  directors  and their
                              family   members  (up  to  an  aggregate   maximum
                              purchase price of $4,000,000). They will receive a
                              fee of 7.0%,  or $0.84  per  share,  on all  other
                              shares  sold  in  this  offering.   See  "Plan  of
                              Distribution."

Annual Reports to
Shareholders..................Southern  Connecticut  Bancorp  intends to furnish its shareholders annual reports containing audited
                              financial statements. Southern Connecticut Bancorp
                              anticipates that it will file periodic reports and
                              proxy  material with the  Securities  and Exchange
                              Commission  under the  Securities  Exchange Act of
                              1934.  Any  materials  we file with the SEC may be
                              read and copied at the SEC's Public Reference Room
                              at 450 Fifth Street, N.W., Washington, D.C. 20549.
                              The public may obtain information on the operation
                              of the SEC's Public  Reference Room by calling the
                              SEC  at   1-800-SEC-0330.   Reports,   proxy   and
                              information  statements  and other  information we
                              file  electronically  with  the SEC are  available
                              through     the     SEC's      internet      site:
                              http://www.sec.gov.

                                  RISK FACTORS

         The following  describes  what we believe are the material  risks of an investment  in our common stock.  An  investment in the common stock  involves a significant degree of risk, and you should not invest in the common stock unless you can afford to lose your entire investment.  Please carefully read the entire prospectus including the cautionary statement following "Risk Factors" regarding the use of  forward-looking  statements  before deciding to invest in the common stock.

         We must satisfy numerous regulatory requirements before we can open for business.

         Before we can open for business,  we will need to have final  approvals from regulatory  agencies,  including the Connecticut banking  authorities,  the
Federal Deposit Insurance  Corporation and the Board of Governors of the Federal
Reserve System. The Bank's Temporary  Certificate of Authority requires the Bank to raise equity  capital of not less than  $10,000,000  before the Bank can open for  business.  If we cannot raise that amount  together with amounts to pay our pre-operating  expenses and our stock issuance costs,  the Bank will not be able to open for business.  The Bank's Temporary  Certificate of Authority expires on
March 7, 2002. If we have not satisfied  the  applicable  conditions by March 7,
2002,  we would need to request  that the  conditions  be  modified  or the time period be extended.  The  applicable  banking  regulators may not grant any such request.  In any event,  Connecticut banking law requires a new Connecticut bank to have  equity  capital of at least  $5,000,000.  Any delay in opening the Bank would increase our pre-operating expenses.

         If  regulatory  conditions  are  not  satisfied,  we may  dissolve  and liquidate, and you would only receive a portion, if any, of your investment.

         If we do not receive final regulatory  approval to open the Bank or for
Bancorp to become the holding  company for the Bank, we anticipate that we would
dissolve  Bancorp.   After  claims  of  creditors  and  all  organizational  and pre-operating  and stock issuance  expenses have been paid, our remaining assets would be distributed on a pro rata basis to the shareholders of record as of the date of  dissolution.  IT IS PROBABLE THAT INVESTORS WOULD RECEIVE LESS THAN $12
PER SHARE IF A DISSOLUTION AND LIQUIDATION OCCURS UNDER THESE CIRCUMSTANCES.

         We have no  operating  history  upon which to base an  estimate  of our earnings  prospects,  making it difficult for you to evaluate your investment in the common stock.

         We have no  operating  history  on which to base  any  estimate  of our earnings  prospects.  The  operations of new businesses are always risky because the operating plans and strategies of these businesses are untested.  Typically, most new banks are not  profitable  in the first year of operation  and, in some cases, are not profitable for several years. We may incur significant  operating losses during our initial years of operation. We may never operate profitably or at a level investors would find acceptable. Because the Bank has not yet opened, you will not have access to historical  financial  data and similar  information that might be helpful in  deciding  whether to invest in the common  stock.  See
"Business of the Bank" and "Management's Plan of Operations."

         We may not be able to raise  additional  capital,  which  may limit our ability to grow.

         We believe that the net proceeds of this offering will be sufficient to satisfy our capital requirements at least through three years of operations,  as planned,  and have no current  plans to raise  additional  capital  through  the issuance of additional equity  securities.  If we need additional capital in the future, we may not be able to raise it through the issuance of additional shares of stock. If we are unable to raise additional capital,  our ability to grow may be limited due to regulatory capital requirements.  If we are unable to maintain  our  minimum  capital  requirements,  we may  be  subject  to  greater regulatory  restrictions  on our  operations.  See  "Capital  Requirements"  and
"Regulation and Supervision."

         Departures of our key personnel or directors may impair our  operations and limit our ability to achieve performance targets.

         Our  senior  management  team will be  important  to our  success  and, without them, our financial condition and results of operations may be adversely affected.  Joseph V. Ciaburri, our Chairman and Chief Executive Officer, will be in charge of overall operations and growth. Gary D. Mullin, the Bank's President and Chief Operating Officer,  will be the Bank's chief  lending officer and will be responsible for daily business  operations,  marketing and credit policy.  We have entered into employment  agreements  with Mr. Ciaburri and Mr. Mullin,  but
these   agreements  do  not  guarantee  they  will  continue  to  work  for  us.
Additionally,  our directors'  community  involvement,  diverse  backgrounds and extensive local business  relationships are important to our success. Our growth could be adversely  affected if the composition of our board of directors or our management team changes materially. See "Management."

         Our   directors  and  officers  will  have  the  ability  to  influence shareholder actions.

         Our  directors  and  executive  officers,  their  families and entities controlled  by them have  indicated  they  intend to buy  approximately  175,500 shares although they are not required to purchase any shares.  If 966,667 shares are sold, the 175,500 shares would be 18.2% of the shares  outstanding.  Through share  ownership and their role in our  management,  our directors and executive officers  together  will be able  to  influence  significantly  the  outcome  of director elections or a shareholder vote on a significant  transaction such as a merger or  acquisition.  Our  directors  and  executive  officers  may  purchase additional  shares at $12.00 per share by  exercising  warrants and options that will be granted to them. Such purchases could increase the ability of management to influence the outcome of any shareholder vote. The exercise of these warrants and options  could also result in dilution in the book value or market  value of the remaining common stock.  See,  "Compensation of Executive  Officers - The 2001
Stock Option Plan" and "The 2001 Warrant Plan."

         Strong  competition  from  larger,  more  established  banks  and other financial institutions may cause us to pay higher interest rates on our deposits or charge lower rates on our loans to attract  customers,  which would  decrease our net interest income.

         We will encounter strong  competition for customers from existing banks and other types of financial institutions conducting business in the greater New
Haven area and  elsewhere.  We may need to pay higher  rates of  interest on our deposits  or charge  lower rates on our loans than our  competitors  in order to attract  customers.  This would  decrease our net interest  income.  Some of our competitors  have been in business  for a long time and have  established  their customer base and name  recognition.  Many of our competitors are larger than we will be, have greater financial and personnel  resources and offer services that we may not be able to provide. In addition, some of our competitors that are not depository  institutions are generally not subject to the extensive  regulations that will apply to us. See "Business of the Bank-Competition."

         If we do not become profitable, you may be unable to recover all or any part of your investment.

         Most new banks incur substantial start-up expenses,  are not profitable in the first year of  operation  and,  in some  cases,  are not  profitable  for several years. If we are ultimately unsuccessful, you may not recover all or any part of your investment in the common stock.  Our  profitability  will depend on our ability to develop a quality loan portfolio and a core deposit base, both of which may take  several  years to  develop.  While we hope to do  business  with customers with whom our management has had prior commercial banking  experience, some of our loans  initially  may be to new  borrowers  or to smaller  companies which are not well  established.  Accordingly,  our  management may have limited ability to evaluate the  performance  of

such loans in the first year because of our limited  experience with a number of our customers. See "Business of the Bank" and "Management's Plan of Operations."

         A delay in beginning operations will result in additional losses.

         Any delay in opening the Bank will increase our pre-operating  expenses and  postpone  our  receipt  of  revenues.  This  would  cause  our  accumulated pre-operating  losses to increase as a result of continuing  operating expenses, such as salaries  and other  administrative  expenses,  coupled with our lack of revenue. Although we expect to open the Bank in the third quarter of 2001, if we do not receive the necessary  regulatory  approvals by the time we are otherwise ready to open, the Bank's opening would be delayed or may not occur at all.

         An economic  downturn,  especially one affecting greater New Haven, may reduce the demand for our loans and other financial  products and affect us more than our competitors.

         Our  success  will  depend in large  measure on the  greater  New Haven economy.  We expect that the majority of our  borrowers and  depositors  will be small- and medium-sized  businesses,  professionals and individuals  located and doing business in the greater New Haven area. We could be more severely affected by an economic  downturn in the greater New Haven  market than our larger,  more geographically  diverse  competitors.  An economic  downturn in our market would affect all of our operations,  as opposed to only a portion of our  competitors'
operations. See "Business of the Bank."

         We may not be able to compete  with our larger  competitors  for larger customers because our lending limits will be lower than theirs.

         The amount that the Bank may lend to a single  borrower will be limited based on the amount of the Bank's capital. We intend to impose an internal limit of $750,000,  or approximately 7.5%  of our capital, assuming the Bank's initial capital is $10 million.  Until we are  profitable,  our capital will continue to decline, and therefore our lending limit will decline. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to establish  relationships  with larger  businesses in our market area.
See "Regulation and Supervision."

         Southern  Connecticut  Bancorp's  ability  to  pay  cash  dividends  to shareholders is limited and depends on the Bank's ability to pay dividends to it.

         Southern  Connecticut Bancorp will initially have no significant source of  income  other  than  dividends  that it  receives  from the  Bank.  Southern
Connecticut  Bancorp's  ability to pay dividends to you will therefore depend on the Bank's  ability to pay  dividends  to it. Bank holding  companies  and state banks are subject to significant regulatory  restrictions on the payment of cash dividends.  The Connecticut Banking  Commissioner  prohibits payment of any cash dividends prior to recapture of  organization  and  pre-operating  expenses from operating profits.  In light of these restrictions and the need for us to retain and build capital,  it will be our policy to reinvest all of our earnings for an undetermined  period of time. As a result,  we do not plan to pay cash dividends at least  until we become  profitable  and  recover  any losses that we may have incurred.  Our future cash dividend policy will depend on our earnings,  capital requirements, financial condition and other factors that our Boards of Directors consider relevant. See "Dividend Policy."

         We determined  the public  offering price  arbitrarily,  and the future market price may fluctuate below the initial public offering price.

         Southern  Connecticut  Bancorp and Tucker Anthony  arbitrarily  set the public offering price after considering prevailing market conditions. Because we have no  operating  history,  the public  offering  price  could not be based on historical measures of our financial performance. Therefore, the public offering price may not indicate the market value for the common stock after the offering.
Several factors will cause the

market price to fluctuate  after the offering,  and the value may drop below the initial public offering price.  These factors include our results of operations, financial analysts'  estimates of our earning potential,  economic conditions in our market area and trends in the banking  industry.  See  "Determination of the
Offering Price."

         We will not have a large number of shareholders  or shares  outstanding after the offering, and there may not be an active trading market for the common stock, which may limit your ability to sell your shares of common stock.

         Prior to the  offering,  there has been no public  market for  Southern
Connecticut  Bancorp's  common  stock,  and an  active  trading  market  may not develop.  If an active  trading  market does not  develop or continue  after the offering,  you may  not be able to sell  your  shares  at or  above  the  public offering price.  Although Tucker Anthony has informed us that it intends to be a market maker for the common stock after  completion of this offering,  an active trading  market may not develop or continue  after the offering  because we will have a relatively small shareholder base and small number of shares outstanding.
You should consider  carefully the limited  liquidity of your investment  before purchasing shares of common stock.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements concerning Southern
Connecticut  Bancorp and the Bank and their operations,  performance,  financial condition and  likelihood of success.  Forward-looking  statements  are based on many assumptions and estimates and include statements about the  competitiveness
of  the  banking  industry,   potential  regulatory  obligations,  our  business
strategies and other statements that are not historical facts. When used in this prospectus,  the words "may," "would," "could," "will," "expect,"  "anticipate,"
"believe,"  "intend,"  "plan,"  "estimate,"  and similar  expressions  generally identify forward-looking statements.  Because forward-looking statements involve risks and  uncertainties  that are beyond our  control,  our actual  results may differ materially from those expressed in the  forward-looking  statements.  The most significant of these risks,  uncertainties  and other factors are discussed under  the  heading  "Risk  Factors."  We urge  you to  consider  these  factors carefully prior to making an investment in our common stock.

                                USE OF PROCEEDS

         The  following  table  shows the  anticipated  use of the  proceeds  by
Southern  Connecticut  Bancorp and assumes  that  966,667  shares  (minimum)  or
1,150,000  shares  (maximum)  are sold.  As shown,  we will use  $10,000,000  to capitalize  the Bank.  Southern  Connecticut  Bancorp will  purchase the capital stock of the Bank after it receives  approval to become a bank  holding  company and  substantially  simultaneously  with the Bank's  receiving final  regulatory approval to begin its operations.  Until we receive those regulatory  approvals,
we  plan  to  invest  the  net   proceeds  of  the   offering   in   short-term,
investment-grade  securities,  certificates of deposit or guaranteed obligations of the United States government.  Any net proceeds not initially  contributed to the  capital  of the  Bank  will be used by  Southern  Connecticut  Bancorp  for operating expenses and other general corporate purposes, including the provision of additional capital to the Bank, if necessary.

                                                          Assuming      Assuming
                                                           966,667     1,150,000
                                                       Shares Sold   Shares Sold
                                                       -----------   -----------
                                                            (in thousands)

Gross proceeds from offering .......................      $11,600      $13,800
Selling agents' fee.................................          708          861

Organizational and pre-operating expenses (2) ......          605          605

Offering expenses ..................................          246          246
Investment in capital stock of the Bank ............       10,000       10,000
                                                          -------      -------
Remaining proceeds..................................      $    41      $ 2,088
                                                          =======      =======

          (1) Assumes  that our current and former  directors  and their  family members  purchase an  aggregate of 175,500  shares.  See  "Anticipated  Security
Ownership of Certain  Beneficial Owners and Management." To the extent that such persons  purchase more than 175,500 shares (up to 333,333),  the selling agents'
fee would be reduced by $0.60 for each such additional share.

         (2)  Organizational  and  pre-operating  expenses  have been  projected through August 31, 2001. Should the completion of the offering or the opening of the Bank extend beyond August 31, 2001, the expenses would increase.

         The $10,000,000 received by the Bank from the sale of its capital stock to Southern  Connecticut Bancorp will be the equity capital which the Bank needs as one of the conditions to the issuance of a Final  Certificate of Authority by
Connecticut.  The Bank will use such capital to make loans,  purchase securities and otherwise conduct the business of the Bank. We anticipate that the Bank will spend approximately $230,000 for the renovation of its offices and approximately
$175,000 for the acquisition of all necessary furniture,  fixtures and equipment for the opening of the Bank.

                       DETERMINATION OF THE OFFERING PRICE

         Southern  Connecticut  Bancorp and Tucker Anthony  arbitrarily  set the public offering price after considering prevailing market conditions. Because we have no  operating  history,  the public  offering  price  could not be based on historical measures of our financial performance. Therefore, the public offering price may not indicate the market price for the common stock after the offering.
Several factors will cause the market price to fluctuate after the offering, and the price may drop  below the  initial  public  offering  price.  These  factors include our results of operations,  financial analysts' estimates of our earning potential,  economic  conditions  in our market  area and trends in the  banking industry. See "Plan of Distribution."

                                 CAPITALIZATION

         The following table shows Southern Connecticut Bancorp's capitalization as of March 31, 2001 and its pro forma consolidated capitalization,  as adjusted to give effect to the receipt of the net proceeds  from the sale of common stock in the  offering,  assuming the sale of 966,667  shares  (minimum) and 1,150,000 shares (maximum).
                                            As of March 31, 2001
                                -----------------------------------------------
                                 Actual                    As Adjusted
                                 ------                    -----------
                                                    (minimum)      (maximum)
                                (Dollars in thousands, except per share amounts)

Common stock, par value $0.01;
    2,500,000 shares authorized;
    966,667 (minimum) and
    1,150,000 (maximum) shares to
    be issued ...................     $      0      $     10      $     12
Preferred stock, par value $0.01;
    500,000 shares authorized;
    none issued
Capital in excess of par value ..         --          10,637        12,681
Deficit accumulated during
    development stage (1) .......         (329)         (605)         (605)

                                      --------      --------      --------
(Accumulated Deficit) Share-
    holders' Equity .............     $   (329)     $ 10,041      $ 12,088
                                      ========      ========      ========
Book value per share ............         --        $  10.39      $  10.51

         (1) As adjusted amounts assume that pre-operating expenses are incurred through August 31, 2001.

         The number of shares shown as  outstanding  after giving  effect to the offering, and the book value of those shares, does  not include shares of common stock  issuable upon the exercise of the warrants or options that may be granted under Southern Connecticut Bancorp's 2001 Stock Option Plan and its 2001 Warrant
Plan.  For  additional  information  regarding  the  number  and  terms of these warrants and options,  see "Compensation of Executive  Officers - The 2001 Stock
Option Plan" and "The 2001 Warrant Plan."

         The "As Adjusted" column reflects  estimated  offering expenses and the estimated  cost of  organizing  Southern  Connecticut  Bancorp  and the Bank and organizing  and preparing to open the Bank through  August 31, 2001. If the Bank does not open by that date,  we will  incur  additional  pre-operating  expenses which will increase the deficit  accumulated  during development stage. See "Use of Proceeds."

         In April 2001,  Southern  Connecticut  Bancorp sold 1,000 shares of its common stock to Joseph V.  Ciaburri for an aggregate  purchase  price of $1,000, subject to the right of Southern  Connecticut  Bancorp to repurchase such shares at any time for $1.00 per share.  Southern  Connecticut  Bancorp will repurchase all of these shares  immediately prior to the closing of the offering  described herein.  Upon a repurchase,  Mr. Ciaburri would realize no profit.  These shares were sold to Mr.  Ciaburri  solely to permit  necessary or  desirable  action by shareholders of Southern Connecticut Bancorp,  including shareholder approval of its 2001 Stock Option Plan and its 2001 Warrant Plan.

                                 DIVIDEND POLICY

         Management expects that earnings,  if any, will be retained and that no cash dividends will be paid in the foreseeable  future. THE SHARES SHOULD NOT BE
PURCHASED BY PERSONS WHO NEED OR DESIRE  DIVIDEND  INCOME FROM THIS  INVESTMENT.
Southern Connecticut Bancorp may, however, pay stock dividends at the discretion of its Board of Directors.

         The policy of the  Connecticut  Banking  Commissioner  is not to permit
payment  of  any  cash  dividends  prior  to  recapture  of   organization   and
pre-operating  expenses  from  operating  profits.  In  addition,  the  Bank  is prohibited by Connecticut law from declaring a cash dividend on its common stock without prior approval of the Connecticut  Banking  Commissioner except from its net profits for that year and any  retained  net  profits of the  preceding  two years.  "Net  profits" is defined as the  remainder of all earnings from current operations. In some instances,  further restrictions on dividends may be imposed by the Federal Deposit Insurance Corporation.

         The  payment of  dividends  by the Bank may also be  affected  by other factors,  such  as the  requirement  to  maintain  capital  in  accordance  with
regulatory   guidelines.   If,  in  the  opinion  of  the  Connecticut   Banking
Commissioner,  the Bank were  engaged or about to engage in an unsafe or unsound practice,  the Commissioner could require,  after notice and a hearing, the Bank to cease and  desist  from the  practice.  The  federal  banking  agencies  have indicated that paying dividends that deplete a depository  institution's capital base to an  inadequate  level would be an unsafe and unsound  banking  practice.
Under the Federal  Deposit  Insurance  Corporation  Improvements  Act of 1991, a
depository  institution  may not pay any  dividend if payment  would cause it to become  undercapitalized  or if it already is  undercapitalized.  Moreover,  the federal  agencies have issued policy  statements  that provide that bank holding companies and insured banks should  generally  only pay dividends out of current operating earnings.

                    BUSINESS OF SOUTHERN CONNECTICUT BANCORP

         We  incorporated   Southern   Connecticut   Bancorp  as  a  Connecticut
corporation  on November 8, 2000 to serve as a bank  holding  company  that will hold 100% of the capital  stock of the Bank,  a new state bank in  organization.
Southern  Connecticut  Bancorp plans to use  $10,000,000  of the net proceeds of this  offering to purchase the capital  stock of the Bank.  The  $10,000,000  of initial  equity  capital  for the  Bank  required  under  the  Bank's  Temporary
Certificate  of Authority  substantially  exceeds the statutory  minimum  equity capital for a new  Connecticut  bank of $5,000,000.  Initially,  we will have no business  operations  other than owning and managing  the Bank.  We have filed a draft  application  with the Federal Reserve and have applied to the Connecticut
Banking  Commissioner  for  approval to become a bank holding  company.  We have
chosen  a  holding  company   structure  because  we  believe  it  will  provide
flexibility that would not otherwise be available.  For example,  with a holding company  structure,  we may assist the Bank in maintaining its required  capital ratios by borrowing money and contributing the proceeds of that debt to the Bank as primary capital.  Southern  Connecticut Bancorp could also be used to acquire additional banks and other businesses,  including  mortgage  companies,  leasing companies,  insurance agencies and small business investment companies. Although it has no present plans to do so, Southern Connecticut Bancorp may in the future decide to engage in additional businesses permitted to bank holding companies or financial holding companies.  Before Southern  Connecticut Bancorp could acquire interests in other banks or expand into other businesses,  it may need to obtain regulatory approvals and might need additional capital.

         Southern  Connecticut  Bancorp is a legal entity  separate and distinct from the Bank.  The principal  sources of Southern  Connecticut  Bancorp's  cash flow,  including cash flow to pay dividends to its  shareholders,  are dividends that  the Bank  pays to its  sole  shareholder,  Southern  Connecticut  Bancorp.
Statutory and regulatory limitations apply to the Bank's payment of dividends to
Southern  Connecticut  Bancorp  as well  as to  Southern  Connecticut  Bancorp's payment of cash dividends to its shareholders.

                                       10

Properties

         Southern  Connecticut  Bancorp  has  leased  a  free-standing  building located at 215 Church  Street,  New Haven,  Connecticut,  located in the central business and financial  district of New Haven. It has assigned this lease to the
Bank, and the Bank has assumed all rights and obligations  under this lease. See
"Business of the Bank -  Properties."  The offices of Bancorp will be located in this building.

Employees

         Southern Connecticut Bancorp anticipates that it will have no employees who are not also employees of, and  compensated  by, the Bank although  Southern
Connecticut Bancorp will reimburse the Bank for the allocated costs.

Legal Proceedings

         There is no litigation currently pending or threatened against Southern
Connecticut Bancorp.

                              BUSINESS OF THE BANK

         As a bank "in organization"  under the provisions of the Banking Law of
Connecticut,  the Bank's current business  consists solely of organizing  itself with a view to receiving a Final Certificate of Authority,  including  obtaining its initial capital,  and obtaining other  regulatory  approvals to permit it to conduct business. The balance of this section assumes that the Bank receives its
Final  Certificate  of Authority  and other  regulatory  approvals and commences banking operations.

Business Strategy

         Through our local management and decision making, we believe we will be well  situated to provide  responsive  service and  financial  products that are tailored to meet the needs of small- to medium-sized  businesses,  professionals and individuals  located  throughout the greater New Haven area. We believe that local  management  will allow the Bank to serve  customers more  efficiently and will aid in the Bank's growth and success.

         Although  size gives larger banks  advantages in competing for business from large  corporations,  including  higher  lending  limits and the ability to offer a  broader  range of  services,  we  believe  that  there is a void in the community  banking  market in the New Haven area that we can  successfully  help fill.  We do not  expect to  compete  with large  institutions  for the  primary banking  relationships of large corporations but will compete for niches in this business and for the consumer business of their employees. We will also focus on small- to  medium-sized  businesses,  professionals  and  individuals  and their employees. This includes retail, service, wholesale distribution,  manufacturing and  international  businesses.  We intend to attract these  customers  based on relationships and contacts which the Bank's directors and management have within and beyond our primary  service  area.  In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop  the Bank's  image as a local  bank with an  individual  focus,  we will employ the following strategies:

               •    Experienced   Senior   Management.   We  have  hired  senior
                    management personnel, consisting of Joseph V. Ciaburri, Gary
                    D. Mullin and Paul V. Erwin, who possess,  in the aggregate, over 80 years of experience in the banking  industry as well as substantial  business and banking  contacts in our target primary and secondary markets.

                                       11

               •    Well Qualified Employees. We will strive to hire experienced staff who  appreciate  our emphasis on  professionalism  and person-to-person  customer  service and who have established significant  customer  relationships  through  prior banking experience.

               •    Community-Oriented  Board of Directors.  The Bank's board of directors  consists of long-time  residents of the New Haven area who  represent  the Bank's  target  markets and will be sensitive  and  responsive  to the  needs of the  community.
                    Additionally,  the Bank's  board of  directors  represents a diverse group of entrepreneurs and professionals with a wide variety of business experience and community involvement.

               •    Community  Involvement.  The  Bank  plans  to be  an  active participant in and supporter of community  organizations and activities that promote economic  development and charitable and social causes.

               •    Personal  Service  Focus.  The Bank will focus on  providing personal  service  and  attention  to our target  customers,
                    which   include   small-   to    medium-sized    businesses,
                    professionals and individuals.  For example,  during regular
                    business   hours  incoming  phone  calls  will  be  answered
                    personally  rather  than  through  a  menu-driven  automated system.

               •    Local  Decision  Making.  We want our  customers  to enjoy a professional  bank environment with access to their specific bank officer. We will emphasize local  decision-making  with experienced  bankers,  a focus  on  employee  retention  and professional and responsive service.

Loan and Deposit Products; Investments

         We propose to offer  products and services  which could be described as
"core" products and services. Through correspondent and other relationships,  we expect  that we will be able to help our  customers  meet  all of their  banking needs, including obtaining services which we may not offer directly.

         We expect to offer corporate,  business and personal checking accounts, cash management  services,  money market,  regular savings,  regular and special certificates  of deposit.  Deposits and our equity capital will initially be the sources of funds for our lending and investment activities. Repayments on loans, investment  income  and  proceeds  from  the  sale  or  maturity  of  investment securities  will  also  provide  additional  funds  for  these  purposes.  While scheduled  principal  repayments  on  loans  and  investment  securities  are  a relatively  predictable source of funds,  deposit flows and loan prepayments are
greatly   influenced  by  general  interest  rates,   economic   conditions  and
competition.  We expect to manage the  pricing  of our  deposits  to  maintain a desired deposit balance although we recognize that, at least  initially,  we may need to pay higher interest rates than our competitors to attract  deposits.  We also  plan to  offer  drive-in  teller  services,  access  to  automated  teller machines, wire transfers, safe deposit services and on-line banking services.

         We expect that our loan products will include  commercial  and business loans, personal loans,  mortgage loans, home equity loans,  automobile loans and education  loans. We expect to apply for preferred  lending approval status from the Small Business  Administration to enable us to make SBA loans to the Greater
New Haven  business  community.  Our marketing  focus on small- to  medium-sized businesses and  professionals  may result in our  assumption of certain  lending risks that are  different  from or greater than those which would apply to loans made to larger companies or consumers. Commercial loans generally entail certain additional  risks because  repayment is usually  dependent on the success of the enterprise.  We will  seek to  manage  the  credit  risk  inherent  in our  loan portfolio  through  credit  controls and loan  diversification.  Before making a loan, we will evaluate potential borrowers and their credit histories, the

                                       12

value and liquidity of available collateral, the purpose of the loan, the source
of  funds  for  repayment   and  other  factors  we  believe   relevant  in  the
circumstances.

         Other anticipated bank services include cashier's checks,  safe-deposit boxes, travelers checks, bank by mail, direct deposit and U.S. Saving Bonds. The
Bank plans to associate with a shared network of automated  teller machines that its customers will be able to use throughout  Connecticut and other regions. The
Bank does not currently  expect to offer trust  services.  If it wanted to offer such services in the future, it would need the prior approval of the Connecticut
Banking Commissioner.

         The  Bank  will  seek  to  establish  a sound  base  of core  deposits, including checking accounts, money market accounts,  savings accounts, a variety of certificates of deposit and IRA accounts. To attract deposits,  the Bank will employ an aggressive  marketing  plan in the overall  service area and feature a broad product line and rates and services  competitive with those offered in the
New Haven  market.  The primary  sources of deposits  will be residents  of, and businesses  and their  employees  located  in,  New  Haven  and the  surrounding
communities.   The  Bank  plans  to  obtain  these  deposits   through  personal
solicitation  by its  officers  and  directors,  direct mail  solicitations  and advertisements published in the local media.

         Another  significant  activity for us will be maintaining an investment portfolio.  Although  making loans will be a priority,  the aggregate  amount of loans will be subject to maintaining a satisfactory  loan-to-deposit  ratio. Our overall  portfolio  objective  will be to maximize the  long-term  total rate of return through active management of portfolio holdings taking into consideration estimated  asset/liability  and  liquidity  needs,  tax  equivalent  yields  and maturities.  Permissible  investments  will include debt securities such as U.S.
government   securities,   government   sponsored  agencies,   municipal  bonds,
commercial  paper,  domestic  certificates  of deposit  that are  insured by the
Federal   Deposit   Insurance   Corporation,   mortgage-backed   securities  and
collateralized  mortgage  obligations.  We expect that our investments in equity securities will be very limited.  In general, we believe that the principal risk associated  with our investing  activities  will be market risk  (variations  in value resulting from general changes in interest rates) rather than credit risk.

Market Area

         The Bank will be the only commercial  community bank  headquartered  in
New Haven, Connecticut. We anticipate that residents and businesses of New Haven will provide the  majority of our  deposits.  However,  we expect our market for loan  customers  will extend beyond New Haven to the  neighboring  towns of East
Haven, North Haven, West Haven, Hamden, Bethany, Orange,  Woodbridge,  Branford,
North Branford and Wallingford.

         New Haven is the second  most  populous  city in  Connecticut,  and New
Haven and its surrounding  communities  are the home of a substantial  number of small- to medium-sized  businesses and professionals.  The population of the New
Haven metropolitan area is approximately  350,000.  We believe that, by offering personal and responsive services to these businesses,  we will fulfill a need in the New Haven area  which is not being  effectively  served by large  commercial banks which are not headquartered in New Haven or by mutual savings banks.

         In  addition  to being the home of Yale  University,  there are several other  colleges  and  universities  located  in the New  Haven  area,  including
Southern  Connecticut State University,  Albertus Magnus College, the University
of New Haven and  Quinnipiac  University.  New Haven is the  location of Science
Park,  an  office  complex  that has  provided  incubator  space for a number of start-up technology and bio-technology  companies.  The City continues to pursue new  development  strategies to encourage  business  development  to replace its former  manufacturing  industry.  The  City is  also  the  home of two  teaching hospitals, Yale-New Haven Hospital and the Hospital of Saint Raphael.

                                       13

Competition

         Greater New Haven is currently  served by  approximately  70 offices of commercial banks, none of which is headquartered in New Haven. In addition,  New
Haven  Savings  Bank, a mutual  savings  bank,  has 16 branches in the New Haven market. All of these banks are substantially larger than we will be and are able to  offer  products  and  services  which we may  find  impracticable  for us to provide.

         There  are  numerous  banks  and  financial  institutions  serving  the communities  surrounding  New Haven  which also draw  customers  from New Haven, posing  significant  competition  to us for deposits  and loans.  We also expect competition from out-of-state financial institutions. We will have to obtain our
customers   from  the  customer  base  of  such  existing  banks  and  financial institutions and from growth in New Haven and the surrounding area. Many of such banks and financial  institutions  are well  established  and well  capitalized, allowing them to provide a greater range of services  (including trust services)
than we will be able to offer.

         Intense market demands,  economic pressures and significant legislative and regulatory actions have eroded banking industry  classifications  which were once clearly defined and have increased competition among banks as well as among banks and other financial  institutions.  Some of the results to banks and other financial  institutions  of these market dynamics and legislative and regulatory changes have been: a number of new competitors  offering  services  historically offered  only by  commercial  banks;  non-bank  corporations  offering  services traditionally offered only by banks; increased customer awareness of product and service differences among competitors; and increased merger activity.

         Additional  legislative  and  regulatory  changes  may affect us in the future; the nature of such changes and the effect of their implementation cannot be assessed. New rules and regulations may, among other things, revise limits on interest  rates on various  categories  of deposits  and may limit or  influence interest  rates on loans.  Monetary  and fiscal  policies  of the United  States
government   and  its   instrumentalities,   including   the  Federal   Reserve,
significantly  influence  the growth of loans,  investments  and  deposits.  The present  bank  regulatory  scheme is  undergoing  significant  change both as it affects the banking industry itself and as it affects  competition between banks and non-bank financial institutions.

Properties

         Southern  Connecticut  Bancorp  assigned to the Bank,  and the Bank has assumed all obligations  under, a lease for a free-standing  building located at
215 Church Street, New Haven, Connecticut, in the central business and financial district  of New  Haven.  The  location  is a  former  bank  branch  and will be renovated  for use as the  headquarters  of the  Bank and  Southern  Connecticut
Bancorp.  The building  has a drive-up  teller,  two vaults and a night  deposit drop.  We will also  install an  automated  teller  machine.  We have engaged an architect  and a  contractor  to  perform  the  necessary  renovations  with  an estimated  cost  of  $230,000  although  we  do  not  expect  to  complete  such renovations  until after this offering has been completed.  The Bank anticipates that, in the future, it will establish additional offices in the New Haven area.

         The lease is for an initial term of five years and three months.  There is also an option to extend the term for up to three five-year additional terms.
There is no base rent payable for the first three months of the term and monthly rent will be $4,117.08 thereafter until the opening of the Bank. The annual base rent during the balance of the initial  term will be $107,400 for the first year and  increases  each year to $125,500 for the fifth year.  The base rent for the option periods is also fixed in the lease. The Bank will also be responsible for all costs to maintain the building,  other than structural repairs,  and for all real estate taxes. The Bank as Southern Connecticut Bancorp's assignee will have a right of first refusal to purchase the building.

         To the  extent  that the  building  contains  space not  needed for our operations, we expect to sublease such excess to the extent practicable. We have already  subleased  approximately  160 square feet of office

                                       14

space  to  Michael  M.  Ciaburri  d/b/a  Ciaburri  Bank  Strategies,  Joseph  V.
Ciaburri's son. In addition,  we have subleased  approximately 1,045 square feet to Laydon and Company,  LLC, an entity  owned by to Elmer A. Laydon,  the son of
Elmer F. Laydon, one of our directors. For a description of these subleases, see
"Related Party Transactions."

Employees

         The Bank intends to commence  operations with a staff of  approximately nine  full-time and  part-time  employees,  including  Joseph V.  Ciaburri,  its
Chairman and Chief Executive  Officer,  Gary D. Mullin,  its President and Chief
Operating  Officer,  and Paul V.  Erwin,  its Senior  Vice  President  and Chief
Financial  Officer.  These  employees will include  administrative  and clerical personnel. The Bank is currently conducting a search for such personnel. Failure to hire qualified personnel on a timely basis can be expected to affect the Bank adversely.

         Most routine day-to-day  banking  transactions will be performed at the
Bank  by  its  employees.  However,  the  Bank  will  enter  into  a  number  of arrangements for banking services such as correspondent banking, data processing and armored  carriers.  The Bank has not yet entered into any such  arrangements but  believes  there  is no  reason  that it will  not be able to do so on terms acceptable to it.

Legal Proceedings

         There is no  litigation  currently  pending or  threatened  against the
Bank.

                           REGULATION AND SUPERVISION

         Both  Southern  Connecticut  Bancorp  and the Bank will be  subject  to extensive state and federal banking regulations that impose restrictions on, and provide for general  regulatory  oversight  of, our  operations.  These laws are generally  intended to protect  depositors and not  shareholders.  The following discussion  summarizes the material  elements of the  regulatory  framework that will apply.

Bancorp

         Since Southern Connecticut Bancorp will own all of the capital stock of the Bank,  it will be a bank  holding  company  under the federal  Bank  Holding
Company  Act  of  1956  and  the  Connecticut  Bank  Holding  Company  and  Bank
Acquisition  Act. As a result,  Southern  Connecticut  Bancorp will primarily be subject to the supervision,  examination, and reporting requirements of the Bank
Holding Company Act and the regulations of the Federal Reserve.

         Acquisitions of Banks. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

               •    Acquiring  direct or  indirect  ownership  or control of any voting shares of any bank, including a newly-organized bank, if, after the  acquisition,  the bank  holding  company will directly or  indirectly  own or control  more than 5% of the bank's voting shares;

               •    Acquiring  all or  substantially  all of the  assets  of any bank; or

               •    Merging  or  consolidating   with  any  other  bank  holding
                    company.

         Change in Bank Control. Subject to various exceptions, the Bank Holding
Company Act and the federal  Change in Bank Control Act,  together  with related regulations, require Federal Reserve approval prior to any person's or company's acquiring "control" of a bank holding company.  Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the

                                       15

bank holding company.  Control is rebuttably  presumed to exist if a person or a company  acquires  10% or more,  but  less  than  25%,  of any  class of  voting securities and either the bank holding company has securities  registered  under
Section 12 of the  Securities  Exchange  Act of 1934 or no other  person  owns a greater  percentage  of that class of voting  securities  immediately  after the transaction.

         Permitted Activitiies. On November 12, 1999, the Gramm-Leach-Bliley Act,
which  amended the Bank  Holding  Company  Act,  was  enacted.  This Act greatly expands the  activities in which bank holding  companies and affiliates of banks are permitted to engage. The  Gramm-Leach-Bliley Act eliminates many federal and state law barriers to affiliations  among banks and securities firms,  insurance
companies  and  other  financial  service  providers.   The  provisions  of  the
Gramm-Leach-Bliley   Act  relating  to  permitted  activities  of  bank  holding companies and affiliates of banks became effective on March 11, 2000.

         Generally,  if Southern  Connecticut  Bancorp  qualifies  and elects to become a  financial  holding  company,  it may  engage  in  activities  that are financial in nature or  incidental  or  complementary  to a financial  activity.
Activities  that the  Gramm-Leach-Bliley  Act  expressly  lists as  financial in
nature  include  insurance  activities,   providing  financial,  investment  and
advisory  services,   underwriting   securities  and  limited  merchant  banking
activities.

         For  Southern  Connecticut  Bancorp to  qualify  to become a  financial holding  company,  the Bank and any other depository  institution  subsidiary of
Southern  Connecticut Bancorp must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally,
Southern  Connecticut  Bancorp must file an election with the Federal Reserve to become a financial  holding company and must provide the Federal Reserve with 30 days' written  notice prior to engaging in a permitted  financial  activity.  We have no plans to elect to become a financial holding company.

         Under the Bank Holding  Company Act, a bank holding  company  which has not  qualified  or elected to become a financial  holding  company is  generally prohibited from engaging in or acquiring direct or indirect control of more than
5% of the voting shares of any company engaged in nonbanking  activities  unless prior to the enactment of the  Gramm-Leach-Bliley  Act the Federal Reserve found those  activities to be so closely related to banking as to be a proper incident to the business of banking.  Activities that the Federal Reserve has found to be so closely related to banking to be a proper incident to the business of banking include:  factoring accounts  receivable,  acquiring or servicing loans, leasing
personal  property,   conducting  discount  securities   brokerage   activities,
performing  selected  data  processing  services,  acting  as agent or broker in selling  credit life  insurance and other types of insurance in connection  with credit transactions and performing selected insurance underwriting activities.

         Despite prior  approval,  the Federal  Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its  ownership  or control of any  subsidiary  when it has  reasonable  cause to believe that the bank holding company's continued ownership, activity or control constitutes  a serious risk to the financial  safety,  soundness or stability of any of its bank subsidiaries.

         Support of Subsidiary Institutions.  Under Federal Reserve policy, bank holding companies are expected to act as a source of financial strength for, and to commit resources to support, their depository institution subsidiaries.  This support may be required at times when,  without this Federal Reserve policy, the bank  holding  company  might not be inclined to provide  it. In  addition,  any capital loans by a bank holding  company to a bank will be repaid only after its deposits  and other  indebtedness  are  repaid  in full.  In the event of a bank holding  company's  bankruptcy,  any commitment by the bank holding company to a federal bank regulatory  agency to maintain the capital of a banking  subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Connecticut  State  Regulation.  As a bank holding  company  registered under the Connecticut  Bank Holding Company and Bank Acquisition Act, we will be subject to  limitations  on sale or merger and to regulation by the  Connecticut
Banking  Commissioner.  Prior to acquiring the capital stock of a state bank, we

                                       16

are required to obtain the approval of the  Commissioner.  Southern  Connecticut
Bancorp has submitted an application to the Commissioner for approval to acquire the Bank.

The Bank

         The Bank will be subject to  numerous  state and federal  statutes  and regulations that will affect its business, activities and operations, and it may be  supervised  and  examined  by one or more state or federal  bank  regulatory agencies.  Since the Bank will be chartered as a Connecticut state bank, it will primarily be subject to the supervision,  examination and reporting requirements of the Banking Law of Connecticut and the regulations of the Connecticut Banking
Commissioner.  The Commissioner will regularly examine the Bank's operations and has the  authority  to approve  or  disapprove  mergers,  the  establishment  of branches and similar corporate  actions.  The Commissioner also has the power to prevent the continuance or development of unsafe or unsound banking practices or other  violations of law.  Additionally,  the Bank's deposits will be insured by the Federal Deposit Insurance Corporation to the maximum extent provided by law, and the Bank will be  subject  to  supervision  and  regulation  by the  Federal
Deposit Insurance Corporation.

         Branching.  The Bank will be  required  to obtain the  approval  of the
Connecticut  Banking   Commissioner  prior  to  establishing  or  acquiring  any
branches. The Bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Connecticut law, with limited exceptions, currently permits branching across state lines.

         Prompt Corrective  Action.  The Federal Deposit  Insurance  Corporation
Improvements  Act of 1991  establishes a system of prompt  corrective  action to resolve the  problems of  undercapitalized  financial  institutions.  Under this system,  federal banking  regulators have established  five capital  categories,
well  capitalized,  adequately  capitalized,   undercapitalized,   significantly
undercapitalized and critically undercapitalized,  in which all institutions are placed. To be considered well capitalized,  a bank must have a leverage ratio of no less  than 5%, a Tier 1  risk-based  capital  ratio of no less  than 6% and a total  risk-based  capital ratio of no less than 10%. These ratios are described below under "Capital Requirements." Additionally, the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific  capital  level.  The federal  banking  agencies have also specified by regulation the relevant capital levels for each of the other categories.

         Federal  banking   regulators  are  required  to  take  some  mandatory
supervisory actions and are authorized to take other discretionary  actions with respect to institutions in the three undercapitalized  categories.  The severity of the action  depends  upon the capital  category in which the  institution  is placed.  Generally,  subject to a narrow  exception,  the banking regulator must appoint  a  receiver  or  conservator  for an  institution  that  is  critically undercapitalized.  An institution in any of the  undercapitalized  categories is required to submit an acceptable  capital  restoration  plan to its  appropriate federal banking agency.  A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan up to the lesser of 5%
of an  undercapitalized  subsidiary's  assets  or the  amount  required  to meet
regulatory  capital  requirements.   An  undercapitalized  institution  is  also
generally   prohibited  from   increasing  its  average  total  assets,   making
acquisitions, establishing any branches or engaging in any new line of business, except under an accepted  capital  restoration  plan or with FDIC approval.  The
Federal  Reserve  regulations  also  establish  procedures  for  downgrading  an institution to a lower capital category based on supervisory  factors other than capital.

         FDIC Insurance  Assessments.  The Federal Deposit Insurance Corporation
has adopted a risk-based assessment system for determining an insured depository institution's insurance assessment rate. The system takes into account the risks
attributable  to  different   categories  and   concentrations   of  assets  and
liabilities.  An institution is placed into one of three capital categories: (1)
well capitalized;  (2) adequately  capitalized;  or (3) undercapitalized.  These three  categories  are  substantially  similar to the prompt  corrective  action categories  described  above,  with the  "undercapitalized"  category  including institutions  that  are  undercapitalized,  significantly  undercapitalized  and critically  undercapitalized.  The FDIC also  assigns an  institution  to one of

                                       17

three  supervisory  subgroups  based  on  a  supervisory   evaluation  that  the
institution's  primary  federal  regulator  provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit  insurance funds.  Assessments range from 0 to
27 cents per $100 of deposits,  depending on the institution's capital group and supervisory  subgroup.  The FDIC has recently  proposed changes to the method by which deposit  insurance  premiums  would be assessed,  the practical  effect of which, if adopted,  would require more  institutions to pay higher premiums than currently  required.  In addition,  the FDIC imposes assessments to help pay off the $780  million  in  annual  interest  payments  on the $8  billion  Financing
Corporation  bonds issued in the late 1980's as part of the government rescue of the thrift industry.

         The FDIC may  terminate  its insurance of deposits if it finds that the institution  has  engaged in unsafe and  unsound  practices,  is in an unsafe or unsound  condition to continue  operations or has violated any  applicable  law, regulation, rule, order or condition imposed by the FDIC.

         Community  Reinvestment  Act. The Community  Reinvestment  Act requires that, in connection  with  examinations of financial  institutions  within their respective  jurisdictions,  the Federal Reserve,  the Federal Deposit  Insurance
Corporation or the Connecticut Banking  Commissioner must evaluate the record of each financial  institution in meeting the credit needs of its local  community, including  low  and  moderate  income  neighborhoods.  These  factors  are  also considered in evaluating mergers, acquisitions and applications to open a branch or facility.  Failure  adequately to meet these criteria could impose additional requirements  and  limitations on the Bank.  Under the  Gramm-Leach-Bliley  Act,
banks  with  aggregate  assets of not more than $250  million  are  subject to a
Community  Reinvestment  Act  examination  only once every 60 months if the bank receives  an  outstanding  rating,  once  every  48  months  if  it  receives  a satisfactory  rating  and as  needed if the  rating  is less than  satisfactory.
Additionally,  under the Gramm-Leach-Bliley  Act, banks are required to disclose publicly the terms of various  Community  Reinvestment  Act-related  agreements.
Under  Connecticut  banking laws,  the  Connecticut  Banking  Commissioner  must consider a bank's community  reinvestment record when making a decision on a new branch  office,  relocation  of a  main  office  or a  branch  or  a  merger  or acquisition.

          Other Regulations.  Interest and other charges collected or contracted for by the Bank are  subject to state  usury laws and  federal  laws  concerning interest  rates.  The Bank's loan  operations  are also  subject to federal laws applicable to credit transactions, such as:

          •    The federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

          •    The Home Mortgage  Disclosure  Act of 1975,  requiring  financial institutions  to  provide  information  to enable  the public and public officials to determine whether a financial  institution is fulfilling  its  obligation to help meet the housing needs of the community it serves;

          •    The Equal Credit Opportunity Act,  prohibiting  discrimination on the basis of race, creed or other prohibited factors in extending credit;

          •    The Fair  Credit  Reporting  Act of 1978,  governing  the use and provision of information to credit reporting agencies;

          •    The Fair  Debt  Collection  Act,  governing  the  manner in which consumer debts may be collected by collection agencies; and

          •    The rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

               The deposit operations of the Bank are subject to:

                                       18

          •    The  Right to  Financial  Privacy  Act,  which  imposes a duty to
               maintain   confidentiality  of  consumer  financial  records  and
               prescribes procedures for complying with administrative subpoenas of financial records; and

          •    The Electronic  Funds Transfer Act and Regulation E issued by the
               Federal  Reserve to implement that act,  which governs  automatic deposits to and withdrawals  from deposit accounts and customers'
               rights and liabilities  arising from the use of automated  teller machines and other electronic banking services.

                              CAPITAL REQUIREMENTS

         Southern  Connecticut  Bancorp  and the Bank will be required to comply with the capital adequacy standards  established by the Federal Reserve,  in the case  of  Southern  Connecticut  Bancorp,  and  the  Federal  Deposit  Insurance
Corporation,  in the case of the Bank.  The Federal  Reserve has  established  a risk-based and a leverage measure of capital adequacy for bank holding companies that is substantially  similar to that adopted by the Federal Deposit  Insurance
Corporation.

         The  risk-based  capital  standards  are  designed  to make  regulatory capital  requirements more sensitive to differences in risk profiles among banks and bank holding  companies,  to account for  off-balance-sheet  exposure and to minimize  disincentives for holding liquid assets.  Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments,  are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios  represent  capital as a  percentage  of total  risk-weighted  assets and off-balance-sheet items.

         The minimum  guideline for the ratio of total capital to  risk-weighted assets is 8%. Total capital consists of two components:  Tier 1 Capital and Tier
2 Capital.  Tier 1 Capital generally  consists of common  shareholders'  equity,
minority  interests  in  the  equity  accounts  of  consolidated   subsidiaries,
qualifying  noncumulative  perpetual  preferred  stock,  and a limited amount of qualifying  cumulative  perpetual  preferred  stock,  less  goodwill  and  other specified  intangible  assets.  Tier  1  Capital  must  equal  at  least  4%  of risk-weighted  assets.  Tier 2 Capital generally  consists of subordinated debt, other  preferred  stock and  hybrid  capital  and a limited  amount of loan loss reserves.  The  total  amount  of Tier 2 Capital  is  limited  to 100% of Tier 1
Capital.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding  companies.  These guidelines  provide for a minimum ratio of Tier 1 Capital to average  assets,  less  goodwill and other  specified intangible  assets, of 3% for bank holding companies that meet certain specified criteria,  including having the highest  regulatory  rating and implementing the
Federal  Reserve's  risk-based  capital  measure for market risk. All other bank holding  companies  generally  are  required to maintain a leverage  ratio of at least 4%. The guidelines also provide that bank holding  companies  experiencing internal growth, as will be the case for Southern Connecticut Bancorp, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant  reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

         Southern  Connecticut  Bancorp  and the Bank are also both  subject  to other capital  guidelines  issued by the Federal Reserve and the Federal Deposit
Insurance Corporation,  respectively,  which provide for minimum ratios of total capital to total assets.

         Failure to meet capital guidelines could subject a bank or bank holding company  to a variety of  enforcement  remedies,  including  the  issuance  of a capital  directive,  the termination of deposit insurance by the Federal Deposit
Insurance Corporation,  a prohibition on accepting brokered deposits and certain other restrictions on its business. As described above,  substantial  additional restrictions can be imposed on FDIC-

                                       19

insured   depository   institutions  that  fail  to  meet  applicable   capital
requirements.  See  "Regulation and  Supervision - The  Bank--Prompt  Corrective
Action."

                         MANAGEMENT'S PLAN OF OPERATIONS

         The  Bank  has  adopted  a plan of  operations  for its  first  year of operations.  Following the completion of the offering  there will be a period of remodeling  the Bank's  main  offices at 215 Church  Street,  which  should take approximately 90 days. This remodeling will need to be completed before the Bank can open for business, which we currently expect will occur in the third quarter of  2001.  During  that  90-day  period,  the  Bank  will be  arranging  for the outsourcing of its data processing and computer  systems and will hire and train its staff,  purchase  equipment  necessary for the  transaction  of business and engage a  correspondent  bank. The Bank will also pursue receipt of insurance of its  deposits  from the  Federal  Deposit  Insurance  Corporation  and its Final
Certificate of Authority under Connecticut law, and Southern Connecticut Bancorp will pursue  Federal  Reserve  approval  to become a bank  holding  company.  An estimate of the  pre-operating  expenses  through August 31, 2001 is included in
"Organizational and pre-operating expenses" under "Use of Proceeds."

         The Bank  anticipates  that upon  receiving  its Final  Certificate  of
Authority, it will seek customer accounts and deposits, make loans and engage in general commercial banking activities. See "Business of the Bank."

         We anticipate that the Bank will incur approximately  $230,000 in costs for leasehold  improvements  for office  interior  remodeling and  approximately
$175,000 in costs for  furniture,  fixtures and equipment for its offices.  This includes all equipment needed for the operating of the Bank, such as telephones, computers,  security equipment,  furniture,  and an automated teller machine. We will contract with outside vendors for data processing, internal auditing, human resources and marketing  services.  We anticipate annual costs in our first year of  operations of  approximately  $50,000 for our data  processing  services and
$20,000  for  internal  auditing.  We  believe  that the gross  proceeds  of the offering ($11,600,000 if the minimum shares are sold, $13,800,000 if the maximum shares are sold) will be sufficient  to fund the  expenses of  establishing  and operating  Southern  Connecticut  Bancorp and the Bank for at least a three-year period. We do not currently anticipate a need to raise additional capital during that period. See "Use of Proceeds" and "Capital Requirements."

         We expect that the Bank will commence  operations  with nine employees, including Mr. Ciaburri, Mr. Mullin and Mr. Erwin, and based on projections could have  twelve  employees  during  the  second  year  and  approximately  fourteen employees  in the third  year.  Should the Bank grow  beyond  projected  numbers during that period,  it is possible  that more  employees  would be needed.  The employees  of the Bank  would  also  take  care of the  administrative  needs of
Southern Connecticut Bancorp.

                                   MANAGEMENT

Directors and Executive Officers of Southern Connecticut Bancorp

         Identification of Directors and Executive Officers of Southern
         Connecticut Bancorp

         The following table sets forth certain  information about the directors and executive officers of Southern  Connecticut  Bancorp.  Each of the directors other than Mr.  Jacobs and Mr.  Spadaro  has  served as a director  of  Southern
Connecticut Bancorp and the Bank since its respective  organization.  Mr. Jacobs and Mr.  Spadaro were elected as directors of Southern  Connecticut  Bancorp and the Bank in 2001. Except as otherwise  indicated,  each of the persons named has held his current  principal  occupation  for more than the last five years.  Mr.
Jacobs and Mr.  Spadaro have  submitted  biographical  and other  information to applicable

                                       20

regulatory agencies for confirmation of their suitability to be directors of the
Bank. For information  about the anticipated  security  ownership of each of the persons named in the following  table, see  "Anticipated  Security  Ownership of
Certain Beneficial Owners and Management."

                                Position and Offices with Southern Connecticut
                                          Bancorp and the Bank and             Term
       Name           Age          Principal Occupations and Employment       Expires

Joseph V. Ciaburri    72      Chairman and  Chief Executive Officer  and  a      2004
                              director of Southern  Connecticut Bancorp and
                              the   Bank   and    Treasurer   of   Southern
                              Connecticut Bancorp; involved in organization
                              of  the  Bank   since   1999;   Director   of
                              Development  of  Southern  Connecticut  State
                              University from July 1993 to August 1999; Mr.
                              Ciaburri was employed in  commercial  banking
                              in the New Haven area for over  forty  years,
                              including  as President  and Chief  Executive
                              Officer  of two area  banks for a total of 15
                              years

G. Leon Jacobs        62      Director of Southern Connecticut Bancorp and the   2003
                              Bank; Tribal Manager, Mashantucket Pequot Tribal
                              Nation (government)

Elmer F. Laydon       65      Director and Vice Chairman of Southern Connecticut 2004
                              Bancorp and a director of the Bank; President,
                              Laydon Construction Co. (building contractor);
                              former Chairman  of  the Board of Directors of
                              Shoreline Bank and Trust Company

Joshua Sandman        58      Director of Southern Connecticut Bancorp and a     2003
                              director  and  Treasurer  of the  Bank;  Vice
                              President,    Deitsch    Plastics    (plastic
                              fabricating) and Professor, University of New
                              Haven;  former  Director  of The  Bank of New
                              Haven

Alphonse F. Spadaro   59      Director of Southern  Connecticut Bancorp and      2002
                              the Bank;  managing  partner  of  Levitsky  &
                              Berney, P.C. (public accounting firm)

Paul V. Erwin         56      Senior  Vice  President  and Chief  Financial      Not
                              Officer of Southern  Connecticut  Bancorp and   Applicable
                              the  Bank  since  March,  2001;  owner of CVA
                              Associates    (consultants    to    financial
                              institutions)   from   1997  to  2001;   Vice
                              President  and  Chief  Financial  Officer  of
                              Birmingham  Utilities,   Inc.  (water  supply
                              company) from 1993 to 1997; employed as chief
                              financial officer or controller in commercial
                              banking for 11 years

         Committees of the Board of Southern Connecticut Bancorp

         The Board of Directors of Southern  Connecticut Bancorp has established an Audit  Committee  which  will  oversee  all audit and  compliance  functions, internal and external,  and set policy as to what audits will be done.  Both the internal  auditor and the  external  auditor  will report  directly to the Audit
Committee.  In  performing  its  functions,  the  Audit  Committee  of  Southern
Connecticut  Bancorp  will  coordinate  its  activities  with those of the Audit
Committee of the Bank. The current members of the Audit Committee of Bancorp are
Alphonse F. Spadaro (Chair), Elmer F. Laydon and Joshua Sandman.

         For a description of the Stock Option  Committee,  see "Compensation of
Executive Officers - The 2001 Stock Option Plan."

         Compensation of Directors of Southern Connecticut Bancorp

         Initially,  no director of Southern  Connecticut  Bancorp who is not an employee of Southern  Connecticut Bancorp or the Bank will receive  compensation for serving as a director of Southern  Connecticut Bancorp or as a member of any committee of its board. However, see "The 2001 Warrant Plan."

Additional Directors and Executive Officers of the Bank

         Identification of Additional Directors and Executive Officers of the Bank

         The following table sets forth certain  information about the directors and  executive  officers of the Bank,  other than those  named in the  preceding table.  Each of the  directors  has served as a  director  of the Bank since its organization  other than Gary D. Mullin and  Janette J. Parker who were  elected directors  of the Bank in  2001.  Except  as  otherwise  indicated,  each of the persons named has held his or her current principal occupation for more than the last five years. Mr. Mullin and Ms. Parker have submitted biographical and other
information  to  applicable   regulatory  agencies  for  confirmation  of  their
suitability to be directors of the Bank. For  information  about the anticipated security  ownership of each of the persons  named in the  following  table,  see
"Anticipated Security Ownership of Certain Beneficial Owners and Management."

                                   Position and Offices with the Bank and
          Name           Age        Principal Occupations and Employment
          ----           ---        ------------------------------------

Carl R. Borrelli         64     Director  of  the  Bank;  Treasurer,   All-Brite
                                Electric,     Inc.    (commercial     electrical
                                contracting)

James S. Brownstein      53     Director  of  the  Bank;  lawyer,  Kantrovitz  &
                                Brownstein, P.C. (law firm)

Janette J. Parker        69     Director of the Bank; retired owner of childcare
                                business

W. Martyn Philpot, Jr.   44     Director of the Bank;  lawyer, Law Offices of W.
                                Martyn Philpot, Jr. (law firm)

Alfred J. Ranieri, Jr.   58     Director of the Bank; physician

J. Daniel Sagarin        60     Director  of the  Bank;  lawyer,  Hurwitz  &
                                Sagarin, LLC (law firm)

Gary D. Mullin           49     President  and Chief  Operating  Officer  of the
                                Bank since  March,  2001;  director  of the Bank
                                since April,  2001;  co-founder and President of
                                Business   Lenders,   LLC  from  1994  to  2001;
                                employed in  commercial  banking in  Connecticut
                                for over 24 years

         Committees of the Board of the Bank

         The Board of Directors of the Bank has established an Audit  Committee, a Loan Committee, an Investment Committee and a Compensation Committee.

         The Audit Committee will oversee all audit and compliance  functions of the Bank, internal and external,  and set policy as to what audits will be done.
Both the internal  auditor and the external  auditor will

report directly to the Audit Committee.  In performing its functions,  the Audit
Committee of the Bank will  coordinate  its  activities  with those of the Audit
Committee  of Southern  Connecticut  Bancorp.  The current  members of the Audit
Committee of the Bank are Alphonse F. Spadaro  (Chair),  James S. Brownstein and
W. Martyn Philpot, Jr.

         The Loan Committee will be responsible  for the overall  lending policy and lending  activities of the Bank. The Loan Committee will have final approval of all loans by the lending officers of the Bank and will review and approve all loans to be made  above  the loan  officers'  individual  lending  authority  of
$100,000. The current members of the Loan Committee are Elmer F. Laydon (Chair),
Carl R. Borrelli, James S. Brownstein, Janette J. Parker, W. Martyn Philpot, Jr.
and Joshua Sandman.

         The Investment Committee will be responsible for the overall investment policy of the Bank and will review all investments made by the management of the
Bank. The Investment Committee will also approve and oversee the asset-liability function of the Bank. The current members of the Investment Committee are Alfred
J.  Ranieri,  Jr.  (Chair),  Janette J.  Parker,  G. Leon  Jacobs and J.  Daniel
Sagarin.

         The  Compensation  Committee will be responsible  for  determining  the compensation,  including  salaries,  bonuses and other benefits,  for the Bank's senior  management.  The  Compensation  Committee will also be  responsible  for determining compensation and benefits policies for the Bank. The current members of the  Compensation  Committee  of the Bank  are  Elmer F.  Laydon,  Alfred  J.
Ranieri, Jr. and Joshua Sandman.

         Compensation of Directors of the Bank

         Initially,  no  director of the Bank who is not an employee of Southern
Connecticut  Bancorp  or the Bank will  receive  compensation  for  serving as a director of the Bank or as a member of any committee of its board.  However, see
"The 2001 Warrant Plan."

     OTHER PERSONS INSTRUMENTAL IN THE FOUNDING OF SOUTHERN CONNECTICUT
                            BANCORP AND THE BANK

         In addition to the persons identified above under  "Management,"  other persons have contributed their talents and/or financial support to the formation and organization of Southern Connecticut Bancorp and the Bank. Kenneth Campbell,
George Collins, Sr., Mark Levy, Janet Levy, Richard Lightfoot, James Salatto and
Joseph  Salatto  served as  organizers  of the Bank and as directors of the Bank from its  organization  to February  2001 (or in the case of Dr.  Collins,  Sr., until his death). These individuals (except for Mr. Campbell whose advances were repaid without interest  following his resignation),  as well as George Collins,
Jr., Joseph Deitsch,  Mordecai Deitsch,  Jacob Pinson,  Henrique Sales Romer and
Michael  Rosenberg,  have  advanced  funds on a  non-interest  bearing basis for
Southern   Connecticut   Bancorp  and  the  Bank  to  pay   organizational   and
pre-operating expenses. See "Related Party Transactions."

         On October 12, 2000, George Collins,  Sr., one of the organizers and an initial director of the Bank,  passed away. In  acknowledgement  of Dr. Collins'
contributions to the organization of the Bank, it is expected that the boards of directors  of both  Southern  Connecticut  Bancorp  and the Bank will  honor Dr.
Collins with the title Founding Director.

                     COMPENSATION OF EXECUTIVE OFFICERS

Employment Arrangements

         The  Bank  and  Southern  Connecticut  Bancorp  have  entered  into  an employment  agreement with Mr. Ciaburri to serve as Chairman and Chief Executive
Officer of the Bank and  Southern  Connecticut  Bancorp.  The  agreement  has an initial  term of five  years  commencing  on the  opening  of the Bank,  but the employment agreement may be terminated by the Bank at the end of four years upon six months' notice.  At the end of the initial  five-year term and at the end of each extension,  the remaining term is extended for an additional  one-year term unless either party gives the other six months'  notice of intent not to extend.
Mr.  Ciaburri  will  receive an annual  base  salary of  $150,000,  with  annual adjustments based on changes in the consumer price index, and an annual bonus as determined by the Board of Directors. Mr. Ciaburri will also be entitled to such bonuses and raises as the Board of Directors may determine. Southern Connecticut
Bancorp and the Bank will also pay for medical and life insurance.  Mr. Ciaburri will also receive  options to purchase 50,000 shares of common stock of Southern
Connecticut  Bancorp.  Upon the termination of Mr. Ciaburri's  employment (other than termination for cause (as defined)), Mr. Ciaburri will continue to serve as a director of Southern Connecticut Bancorp and the Bank with the title "Chairman
Emeritus"  and as a  consultant  for a period of one  year.  Mr.  Ciaburri  will receive a consulting fee of $60,000 plus  supplemental  health  insurance during the consulting period.

         If  Mr.   Ciaburri   terminates   his   employment   because   his  job
responsibilities are significantly reduced or because he is required to relocate outside of New Haven or Fairfield counties or if his employment is terminated by
Southern  Connecticut  Bancorp and the Bank other than for cause (as defined) or his death or total  disability,  Mr.  Ciaburri  will be  entitled to continue to receive  his then  current  base  salary for the  balance of the term as then in effect. If Mr. Ciaburri's  position as Chairman of the Board and Chief Executive
Officer ends or his responsibilities are substantially  reduced as a result of a business  combination  (as  defined),  Mr.  Ciaburri  would also be  entitled to receive a lump sum  payment  equal to three times his then  current  base annual compensation.

         From  September  15,  2000  until  commencement  of  the  term  of  his employment  agreement,  the Bank pays Mr.  Ciaburri a monthly  consulting fee of
$8,333 plus  reimbursement  of expenses as if his  employment  agreement were in effect.

         The Bank has entered into an employment  agreement  with Gary D. Mullin to serve as President and Chief Operating Officer of the Bank. The agreement has a term of three years  commencing  on the opening of the Bank.  Mr.  Mullin will receive an annual base salary of  $130,000,  with such  annual  adjustments  and merit bonuses as are  determined  by the Board of Directors.  The Bank will also pay for medical and life  insurance.  Mr.  Mullin will also  receive  options to purchase 20,000 shares of common stock of Southern Connecticut Bancorp.

         From March 1, 2001  until  commencement  of the term of his  employment agreement,  the Bank pays Mr.  Mullin a monthly  consulting  fee of $7,222  plus reimbursement  of expenses as if his employment  agreement  were in effect.  The
Bank also provides medical insurance for Mr. Mullin.

         Neither Southern  Connecticut  Bancorp nor the Bank has entered into an employment  agreement  with  Paul V.  Erwin,  Senior  Vice  President  and Chief
Financial Officer of Southern  Connecticut  Bancorp and the Bank. Mr. Erwin will initially  receive an annual  salary of $100,000.  In  addition,  Mr. Erwin will receive options to purchase 5,000 shares of common stock of Southern Connecticut
Bancorp.

The 2001 Stock Option Plan

         Description of the Stock Option Plan

         Southern  Connecticut  Bancorp has  adopted the 2001 Stock  Option Plan
(the "Option  Plan").  Under the Option Plan,  an aggregate of 90,000  shares of
Southern  Connecticut  Bancorp's common stock are reserved for issuance upon the exercise of options  granted  under the Option Plan,  subject to  adjustment  as described below.

         A committee of the Board of Directors of Southern  Connecticut Bancorp,
or the Board of Directors of Southern  Connecticut  Bancorp if no such committee is designated (such committee or the Board of Directors, as the case may be, the
"Stock Option Committee") will administer the Option Plan, will be able to grant options  to  officers  and  employees  (including  directors  who are  officers)
covering the number of shares fixed by the Stock Option Committee.  For purposes of this  description,  any  officer or  employee  who holds an option  under the
Option Plan is referred to as a "Participant." The Stock Option Committee, whose current members are Elmer F. Laydon and Joshua  Sandman,  has been designated to administer  the Option Plan.  It is expected  that Carl R. Borrelli and James S.
Brownstein will also attend meetings of the Stock Option Committee.

         Stock options authorized under the Option Plan are rights to purchase a specified number of shares of Southern Connecticut Bancorp common stock at a set price  during a  specified  period.  The  Option  Plan  authorizes  the grant of
incentive  options   ("Incentive   Options")  and  non-qualified  stock  options
("Non-Qualified Options" and, together with Incentive Options,  "Options").  The principal difference between Incentive Options and Non-Qualified  Options is the federal income tax  consequences  relating to the exercise of the option and the subsequent sale of the shares acquired upon exercise.

         At the time of grant of an Option to an officer or employee,  the Stock
Option  Committee  will  determine the number of shares  covered by that Option.
Alternatively, the Stock Option Committee may grant Options to employees subject to the  attainment  of  such  performance  goals  as the  Option  Committee  may establish.  The date or dates the Stock  Option  Committee  determines  that the applicable  performance  goals  have  been  met will be the date of grant of the related  Options.  Under  current tax law, the fair market value of the Southern
Connecticut Bancorp common stock for which Incentive Options are exercisable for the first time by a Participant during any calendar year may not exceed $100,000
(measured as of the date such Incentive Options are granted).

         The exercise  price for each share covered by an Option may not be less than the Fair Market Value of a share of Southern  Connecticut  Bancorp's common stock on the date of grant. For purposes of the Option Plan, "Fair Market Value"
is defined as the average closing or bid price, as applicable,  for the Southern
Connecticut Bancorp common stock over a 10 trading day period ending on the date of determination (or, in the case of Incentive Options, the closing or bid price on the day before the date of grant if higher). In the case of Incentive Options granted  to a person  who owns more  than 10% of the  combined  voting  power of
Southern  Connecticut  Bancorp or any  subsidiary,  the exercise price cannot be less than 110% of the Fair Market Value on the date of grant.

         Options  under the Option Plan will have a term of ten years unless the
Stock Option Committee  otherwise  determines at the time of grant,  except that
Incentive  Options  granted to any person who owns more than 10% of the combined voting power of Southern  Connecticut Bancorp or any subsidiary will have a term of five years unless the Stock Option  Committee  fixes a shorter  term.  Unless otherwise fixed by the Stock Option Committee at the time of grant, Options will become  exercisable  as to  40% of  the  shares  covered  thereby  on the  first anniversary of the date of grant,  as to an additional 30% of the shares covered thereby on the second  anniversary  of the date of grant and as to the remaining
30% of the shares covered thereby on the third anniversary of the date of grant.

         Options  granted to officers  and  employees  will be  exercisable  for certain  periods  of  time  following  termination  of  employment,  unless  the employment is terminated For Cause (as defined in the Option Plan). If an option holder's employment is terminated because of death or disability,  that holder's outstanding  options  will be  exercisable  for a period  of one year  following termination to the extent they were  exercisable at the time of termination.  If an option  holder's  employment  is  terminated  other than  because of death or disability,  that holder's  outstanding options will be exercisable for a period of three months following termination to the extent they were exercisable at the time of termination.  (The Stock Option Committee will have the authority to fix different  periods of time for exercise  following  termination of employment at the time the  Option  is  granted.)  In no  event,  however,  may an  option  be exercised after the expiration of its term. If an option holder's  employment is terminated  For Cause,  that  holder's  Options  will  terminate  on the date of termination of employment.

         In the event of a "Change in Control" of Southern  Connecticut Bancorp,
all  Options   outstanding  under  the  Option  Plan  would  become  immediately exercisable  unless the  Continuing  Directors  (as defined in the Option  Plan)
otherwise  determine  in approving  the  agreement  or  transaction  which would constitute  a Change in  Control.  In  general a Change in Control is defined to include:

               •    A change in control  which  would be  reported  in  Southern
                    Connecticut  Bancorp's reports under the Securities Exchange
                    Act of 1934;

               •    The acquisition by any person of beneficial ownership of 50%
                    or more of Southern Connecticut Bancorp's stock;

               •    The  failure  of a majority  of the  directors  of  Southern
                    Connecticut Bancorp to be Continuing Directors;

               •    The   approval  by  the  Board  of   Directors  of  Southern
                    Connecticut  Bancorp of the sale of all or substantially all of its assets; or

               •    The   approval  by  the  Board  of   Directors  of  Southern
                    Connecticut  Bancorp of any  merger,  consolidation  or like
                    business   combination   or   reorganization   of   Southern
                    Connecticut Bancorp.

         If a state or federal  agency  determines  that the capital of Southern
Connecticut  Bancorp  or the Bank has fallen  below  minimum  requirements,  the
agency  may  require  Southern   Connecticut  Bancorp  to  give  notice  to  all
Participants.  If Southern  Connecticut Bancorp gives such a notice, all Options will become immediately  exercisable in full. However, any Options which are not exercised by the date  specified by Southern  Connecticut  Bancorp in the notice will terminate on the date specified.

         Full payment for Southern Connecticut Bancorp common stock purchased on exercise of any Option, along with payment of any required tax withholding, must be made at the time of such exercise in cash, in shares of Southern  Connecticut
Bancorp  common stock having a fair market value equal to the exercise price and withholding  obligation  or in any  combination  thereof  or  pursuant  to  such
"cashless exercise" procedures as may be permitted by the Committee.

         The  number  and kind of shares  available  for grant and the  Southern
Connecticut  Bancorp common stock subject to outstanding  awards may be adjusted to reflect  the effect of a stock  dividend,  split,  recapitalization,  merger, consolidation,  reorganization,  combination or exchange of Southern Connecticut
Bancorp common stock.

                                       26

         Federal Income Tax Consequences of the Option Plan

         The grant of an Incentive Option would have no immediate federal income tax consequences to Southern  Connecticut  Bancorp or the optionee.  For federal income tax purposes,  an optionee will not realize ordinary income upon exercise of an Incentive  Option.  The subsequent sale of stock received on such exercise will  generate a long-term  capital gain or loss  provided the stock is held for the requisite  holding  periods,  which are two years from the date of grant and one year from the date of  exercise.  A  disposition  of stock  received on such exercise before the requisite holding periods expire produces ordinary income in the year of disposition equal to the difference between the option price and the fair  market  value of the stock on the date of  exercise.  The  balance  of the optionee's  gain,  if any, on such  disposition  will be recognized as long-term capital gain if the rules applicable to the holding period for long-term capital assets are satisfied.  Special rules apply to disqualifying dispositions of such stock where a loss would be recognized.

         Long-term  capital gains are currently  taxed at a maximum rate of 20%.
If Incentive  Option shares are purchased for cash,  the  optionee's  income tax basis will be the amount paid.  If the optionee  pays with  previously  acquired shares, the optionee's  aggregate income tax basis in the new shares will be the same as the aggregate basis of the shares  transferred in the exchange increased by any gain realized and cash paid.

         Southern  Connecticut  Bancorp is not allowed a tax  deduction  for the benefits  conferred  upon  employees  by  incentive  stock  options  unless  the optionees dispose of stock acquired under  circumstances which cause recognition of ordinary income. In such circumstances, Southern Connecticut Bancorp can take a  deduction  in an  amount  equal  to the  ordinary  income  recognized  by the employee.

         Special rules apply to holders of Incentive  Options who may be subject to the alternative minimum tax on "tax preferences."

         The grant of a  Non-Qualified  Option would have no  immediate  federal income tax consequences to Southern  Connecticut  Bancorp or the optionee.  Upon exercise of a Non-Qualified  Option,  in contrast to an exercise of an Incentive
Option,  the option holder will recognize  ordinary  income to the extent of the excess of the fair  market  value of the stock on the date of  exercise  (or the date of the lapse of the Section 16(b)  restrictions,  if  applicable)  over the option price.  Southern Connecticut Bancorp is entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee.

         If  Non-Qualified  Options are exercised using cash, the optionee's tax basis  will be the  amount  paid plus the  amount of income  recognized.  If the optionee  pays with  previously  acquired  shares,  the tax basis in a number of shares  acquired equal to the number of shares  surrendered  will be the same as the  basis of the  shares  transferred  in the  exchange.  The tax  basis of the additional  shares  acquired  will be  their  fair  market  value at the time of exercise.

         To the extent that the  exercisability of an option is accelerated as a result of a Change in Control,  the value of the acceleration  (the value of the right to exercise  the option  sooner than would  otherwise  have been the case)
could be subject to an excise tax imposed on the optionee  under Section 4999 of the Internal Revenue Code. Such consequences would only follow,  however, if the total of the payments  contingent on the change in control  (including the value of the  acceleration)  exceeds three times the optionee's  base  compensation as described in the Internal Revenue Code.

         The preceding  paragraphs briefly summarize the federal income tax laws applicable  to the  Option  Plan and  should  not be  considered  as a  complete statement thereof.

         Options to Executive Officers

         As described  under  "--Employment  Arrangements,"  Mr.  Ciaburri,  Mr.
Mullin and Mr. Erwin will be granted  options  under the Option Plan to purchase
50,000, 20,000 and 5,000 shares,  respectively.  Each of

                                       27

these  options  will have an  exercise  price of $12.00 per share,  will  become exercisable as to 40% of the shares covered thereby on the first  anniversary of the closing of the offering  described  herein,  as to an additional  30% of the shares  covered  thereby  on the second  anniversary  of such date and as to the balance of the shares covered thereby on the third  anniversary of such date and will have a term of 10 years.  In the event of a Change of Control  of  Southern
Connecticut Bancorp,  such options will thereupon become exercisable in full. To the extent  permitted  under the Internal  Revenue  Code,  these options will be
Incentive Options

                              THE 2001 WARRANT PLAN

Background

         Southern  Connecticut  Bancorp has adopted its 2001  Warrant  Plan (the
"Warrant  Plan") to  recognize  the  substantial  efforts  of the  directors  of
Southern  Connecticut  Bancorp and the Bank in the planning for and organization of Southern Connecticut Bancorp and the Bank.

The Warrant Plan

         Under the  Warrant  Plan,  an  aggregate  of 60,000  shares of Southern
Connecticut  Bancorp's  common stock are reserved for issuance upon the exercise of warrants  issued under the Warrant  Plan,  subject to adjustment as described below.  Warrants are rights to purchase a specified number of shares of Southern
Connecticut Bancorp common stock at $12.00 per share during a set period.

         Warrants  will be  granted to the  directors  of  Southern  Connecticut
Bancorp and the Bank, other than Mr. Ciaburri and Mr. Mullin,  as of the closing date of the offering described herein.  Under the Warrant Plan, each director of
Southern Connecticut Bancorp, other than Mr. Ciaburri, will receive a warrant to purchase one share of Southern  Connecticut  Bancorp  common stock for each four shares purchased by such director or members of such director's immediate family
(as  defined)  in this  offering,  and  each  director  of the Bank who is not a director of Southern Connecticut Bancorp,  other than Mr. Mullin, will receive a warrant to purchase one share of Southern  Connecticut  Bancorp common stock for each five  shares  purchased  by such  director  or members  of such  director's immediate  family (as  defined)  in this  offering.  In the event that the total number of shares  subject to warrants  pursuant  to this  formula  would  exceed
60,000,  the number of shares  subject to each warrant would be  proportionately reduced so that the number of shares  subject to all  warrants  would not exceed
60,000.

         The number and kind of shares  subject to the warrants and the exercise price per share will be adjusted  to reflect  the effect of any stock  dividend, split, recapitalization,  merger, consolidation,  reorganization, combination or exchange of Southern Connecticut Bancorp common stock.

         The  warrants  will  have  a  term  of  ten  years.  They  will  become exercisable as to 40% of the shares covered thereby on the first  anniversary of the closing of the offering  described  herein,  as to an additional  30% of the shares  covered  thereby  on the second  anniversary  of such date and as to the balance of shares covered thereby on the third  anniversary of such date. In the event of a Change of Control  (which is defined the same way in the Warrant Plan as it is in the Option Plan) of Southern  Connecticut Bancorp, the warrants will become exercisable in full.

         If a state or federal  agency  determines  that the capital of Southern
Connecticut  Bancorp  or the Bank has fallen  below  minimum  requirements,  the agency  may  require  Bancorp to give  notice to all  holders  of  warrants.  If
Southern  Connecticut  Bancorp  gives such a notice,  all  warrants  will become immediately  exercisable in full. However,  any warrants which are not exercised by the date  specified  by  Southern  Connecticut  Bancorp  in the  notice  will terminate on the date specified.

                                       28

         Full payment for Southern Connecticut Bancorp common stock purchased on exercise of any warrant,  along with  payment of any  required tax  withholding, must be made at the  time of such  exercise  in  cash,  in  shares  of  Southern
Connecticut  Bancorp  common  stock  having  a fair  market  value  equal to the exercise  price and  withholding  obligation  or in any  combination  thereof or pursuant to such "cashless exercise"  procedures as may be permitted by Southern
Connecticut Bancorp.

         No  warrants  will be issued  following  the  closing  of the  offering described  herein,  and any shares not subject to  warrants  issued on such date will no longer be reserved for purposes of the Warrant Plan.

Federal Income Tax Consequences of the Warrant Plan

         The issuance of a warrant  would have no immediate  federal  income tax consequences  to  Southern  Connecticut  Bancorp  or the  holder  thereof.  Upon exercise of a warrant,  the holder will recognize  ordinary income to the extent of the excess of the fair market  value of the stock on the date of exercise (or the date of the lapse of Section 16(b)  restrictions,  if  applicable)  over the exercise price.  Southern  Connecticut Bancorp is entitled to a tax deduction in an amount equal to the ordinary income realized by the holder of the warrant.

         If a warrant is  exercised  using cash,  the tax basis of the holder of the warrant will be the amount paid plus the amount of income recognized. If the holder of a warrant pays with  previously  acquired  shares,  the tax basis in a number of shares equal to the number of shares  surrendered  will be the same as the  basis of the  shares  transferred  in the  exchange.  The tax  basis of the additional  shares  acquired  will be  their  fair  market  value at the time of exercise.

         The preceding  paragraphs briefly summarize the federal income tax laws applicable  to the  Warrant  Plan and  should  not be  considered  as a complete statement thereof.

Warrants to Directors

         Based on the number of shares  anticipated  to be  purchased by each of the  directors  and  members of his or her  immediate  family  who will  receive
warrants  as  described  under   "Anticipated   Security  Ownership  of  Certain
Beneficial Owners and Management" below, each of the directors  participating in the Warrant  Plan would  receive a warrant to  purchase  the number of shares of
Southern  Connecticut  Bancorp  common stock set forth  opposite his or her name below.
                Name                                Number of Shares
                ----                                ----------------
       Carl R. Borrelli                                   2,500
       James S. Brownstein                                  500
       G. Leon Jacobs                                       500
       Elmer F. Laydon                                    8,250 (1)
       Janette J. Parker                                    100
       W. Martyn Philpot, Jr.                               416
       Alfred J. Ranieri, Jr.                             2,500
       J. Daniel Sagarin                                  2,500 (2)
       Joshua Sandman                                    14,582
       Alphonse F. Spadaro                                3,125
                                                   --------------------
       Total                                             34,973
                                                   --------------------

         (1) If Mr. Laydon  purchases  42,000  shares in the offering,  he would receive a warrant to purchase 10,500 shares.

         (2) The number of shares  covered by the warrant to Mr.  Sagarin may be less  depending  on the  number of shares  purchased  by him and  members of his immediate family (as defined in the Warrant Plan).

                                       29

         ANTICIPATED SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

         The directors and executive  officers of Southern  Connecticut  Bancorp and the directors  and  executive  officers of the Bank are expected to purchase
Southern  Connecticut Bancorp common stock in the offering although they are not required  to  purchase  any  shares.  Set  forth  below is the  number of shares expected to be purchased by each of them together with the  percentage of common stock each would hold if Southern Connecticut Bancorp sells 966,667 shares.

                                                Number of            Percentage of
                    Name                        Shares                Shares

      Carl R. Borrelli                          12,500                 1.3
      James S. Brownstein                        2,500                 0.3
      Joseph V. Ciaburri                        16,000 (1)             1.7
      G. Leon Jacobs                             2,000                 0.2
      Elmer F. Laydon                           33,000 (2)             3.4
      Janette J. Parker                            500                0.05
      W. Martyn Philpot, Jr.                     2,083                 0.2
      Alfred J. Ranieri, Jr.                    12,500                 1.3
      J. Daniel Sagarin                         12,500 (3)             1.3
      Joshua Sandman                            12,500 (4)             1.3
      Alphonse F. Spadaro                       12,500                 1.3
      Gary D. Mullin                             2,000                 0.2
      Paul V. Erwin                                100                0.01
      Directors and executive officers as
      a group (13 persons)                     120,683                12.5

         (1) In addition, members of Mr. Ciaburri's immediate family (as defined in the Warrant Plan) are expected to purchase 9,000 shares in the offering.

         (2) Mr. Laydon has  indicated  that he may purchase up to 42,000 shares in the offering.

         (3) These shares are expected to be acquired by Mr.  Sagarin as trustee and includes the shares to be issued for the benefit of Hurwitz & Sagarin,  LLC.
See "Related Party Transactions."

         (4) In addition,  members of Mr. Sandman's immediate family (as defined in the Warrant Plan) are expected to purchase 45,830 shares in the offering.

                           RELATED PARTY TRANSACTIONS

         In November 1999, Michael M. Ciaburri,  Joseph V. Ciaburri's son, began working with the organizers in connection  with the proposal to organize a bank.
Michael Ciaburri's services included assistance with locating candidates for the
Board of Directors,  the application to the Connecticut  banking authorities for authority  to  open  a  bank,  locating  a  selling  agent  for  this  offering, identification and negotiation of terms for the leasing, design and construction of the  proposed  headquarters  of the  Bank  and  identification  of  potential candidates for the job of President and Chief Operating Officer of the Bank. For
these  services,  Ciaburri  Bank  Strategies,  an entity wholly owned by Michael
Ciaburri,  was paid a fee of $40,000. This fee was based upon the amount of time involved and was agreed to by the organizers  following a review of fees paid by area banks for similar services.

                                       30

         Hurwitz &  Sagarin,  LLC,  a law firm in which J.  Daniel  Sagarin is a member,  acted as  corporate  counsel  for the  organizing  group  for the Bank, including  representing  the organizers in matters with the Connecticut  Banking
Commissioner and the Federal Deposit  Insurance  Corporation.  For its services,
Hurwitz & Sagarin, LLC will receive approximately $80,000.  Southern Connecticut
Bancorp  anticipates  that  such  fees  will  be paid  in the  form of  Southern
Connecticut  Bancorp  common  stock  sold in the  offering  valued at the public offering price.

         Kantrovitz & Brownstein,  P.C., a law firm of which James S. Brownstein
is  a  shareholder,   provided  services  to  Southern  Connecticut  Bancorp  in connection  with  its  lease  of  property  at 215  Church  Street,  New  Haven,
Connecticut, and its employment agreements with Mr. Ciaburri and Mr. Mullin, for which it has been paid approximately $19,000.

         Southern  Connecticut  Bancorp has entered into a sublease with Michael
Ciaburri,  son of Joseph  Ciaburri,  d/b/a  Ciaburri Bank  Strategies,  covering approximately  160 square  feet of office  space and a sublease  with Laydon and
Company,  LLC, an entity owned by Elmer A.  Laydon,  the son of Elmer F. Laydon, covering  approximately 1,045 square feet of office space. Both subleases have a term of  approximately  five years and  provide  for an initial  annual  rent of
$12.00 per square foot plus a pro-rata  share of operating  expenses,  including
real  estate  taxes,  utilities,   building  services  and  insurance.  Southern
Connecticut  Bancorp has been advised by an independent  real estate  consultant that the rent payable  under these  subleases  represents  the fair market lease value of such  space.  The rent  payable by the Bank,  as  assignee  of Southern
Connecticut Bancorp, is approximately $9.50 per square foot per year.

         The directors of the Bank and the other  individuals  identified  under
"Other Persons  Instrumental in the Founding of Southern Connecticut Bancorp and
the Bank"  (except  for Mr.  Campbell)  have  advanced  funds on a  non-interest bearing basis throughout the organization period to permit the Bank and Southern
Connecticut  Bancorp  to  pay  some  of  the  organizational  and  pre-operating expenses.  Each of the directors and such  individuals  has indicated that he or she  anticipates  purchasing  Southern  Connecticut  Bancorp common stock in the offering with an aggregate  purchase price not less than the amount he or she so advanced or may advance.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         Southern Connecticut Bancorp's certificate of incorporation  authorizes it to issue up to 2,500,000  shares of common stock,  par value $0.01,  of which
966,667 (minimum) or 1,150,000 (maximum) shares will be issued in this offering.
An additional 90,000 shares of common stock have been reserved for issuance upon the  exercise of options  which may be granted  under the Option Plan and 60,000 shares of common  stock have been  reserved  for  issuance  upon the exercise of warrants which may be granted under the Warrant Plan.

         All  shares  of common  stock  will be  entitled  to share  equally  in dividends from legally available funds, when, as and if declared by the board of directors. We do not anticipate, however, that Southern Connecticut Bancorp will pay any cash  dividends on the common stock in the near  future.  Upon  Southern
Connecticut Bancorp's voluntary or involuntary  liquidation or dissolution,  all shares of common stock will be entitled to share  equally in all assets that are available  for  distribution  to the holders of Southern  Connecticut  Bancorp's common stock.  Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire  authorized but unissued capital stock of Southern
Connecticut  Bancorp  whenever  it  issues  new  shares  of  capital  stock.  No cumulative voting,  redemption,  sinking fund or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering described in this prospectus will be fully paid and non-assessable.

                                       31

         Registrar and Transfer Company will act as transfer agent and registrar for the Southern Connecticut Bancorp common stock.

Preferred Stock

         Southern  Connecticut   Bancorp's  certificate  of  incorporation  also
authorizes  its board of  directors  to issue up to 500,000  shares of preferred stock without any further  action by the holders of the common stock.  The board of directors may determine the terms of the preferred stock  including,  but not limited to,  dividend rates and voting,  conversion,  redemption or sinking fund rights.  Any preferred stock that Southern  Connecticut  Bancorp issues may rank senior to the common stock with  respect to the payment of dividends  and/or the distribution  of assets upon  liquidation or dissolution.  Southern  Connecticut
Bancorp  has not issued  any  preferred  stock.  Although  Southern  Connecticut
Bancorp has no present  plans to issue any  preferred  stock,  the ownership and control of Southern Connecticut Bancorp by the holders of the common stock could be adversely  affected if Southern  Connecticut  Bancorp were to issue preferred stock  that  had  voting  or  conversion  rights.

Protective Provisions

         General. The rights of Southern Connecticut Bancorp's  shareholders and related matters are governed by the Connecticut  Business  Corporation  Act, its
certificate  of  incorporation  and  bylaws.   Southern  Connecticut   Bancorp's
certificate of incorporation and bylaws contain protective provisions that could have the  effect  of  delaying  or  impeding  an  attempt  to  change  or remove management or to gain control of Southern  Connecticut  Bancorp in a transaction not supported by its board of directors.  These provisions are discussed in more detail below. In general, one purpose of these provisions is to assist our board of directors in playing a role in connection with attempts to acquire control of
Southern Connecticut  Bancorp.  They allow the board of directors to further and protect Southern Connecticut  Bancorp's interests and those of its shareholders, as appropriate, under the circumstances.

         Although we believe the  protective  provisions  are  beneficial to our shareholders,  they also may tend to discourage some takeover bids. As a result, our  shareholders  may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing  market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming  process. To the extent that the protective provisions discourage undesirable  proposals,  Southern Connecticut Bancorp may be able to avoid those expenditures of time and money.

         The protective  provisions also may discourage open market purchases by a potential  acquirer.  These  purchases  could increase the market price of the common stock temporarily,  enabling shareholders to sell their shares at a price higher than that which  otherwise  would  prevail.  In addition,  the provisions could  decrease  the market  price of the common  stock by making the stock less attractive  to  persons  who  invest  in  securities  in  anticipation  of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential  acquirer to obtain control of
Southern Connecticut Bancorp by replacing its board of directors and management.
Furthermore, the provisions could make it more difficult for our shareholders to replace  the  board  of  directors  or  management,  even if a  majority  of the shareholders  believes  that  replacing  them would be in  Southern  Connecticut
Bancorp's best interests.  As a result, the protective  provisions could tend to keep the incumbent board of directors and management in place.

          •    Authorized but Unissued  Stock.  Southern  Connecticut  Bancorp's
               authorized  but  unissued  shares of common  stock and  preferred stock will be available for future issuance  without  shareholder approval.  These  additional  shares may be used for a variety of corporate purposes,  including future public or private offerings to raise additional capital,  corporate acquisitions and employee benefit  plans.  The  existence  of  authorized  but unissued and unreserved  shares of common and  preferred  stock may enable the board of directors to issue shares to persons

                                       32

               friendly to current management, which could render more difficult
               or  discourage   any  attempt  to  obtain   control  of  Southern
               Connecticut  Bancorp by means of a proxy  contest,  tender offer, merger or otherwise,  and as a result  protect the  continuity of our management.  In addition, the issuance of shares of common or preferred  stock  with  voting  rights may  adversely  affect the rights of the  existing  holders of common  stock and, in certain circumstances,  could  decrease  the  market  price of the common stock.

          •    Staggered  Terms for  Board of  Directors.  Southern  Connecticut
               Bancorp's  certificate of  incorporation  and bylaws provide that its  board of  directors  will be  divided  into  three  classes.
               Directors  serve staggered  terms,  which means that one-third of the directors  will be elected each year at the annual meeting of shareholders.  As a result, unless the existing directors were to
               resign,   it  would  take  at  least  two  annual   meetings   of
               shareholders to replace a majority of our directors.

          •    Removal of Directors.  Southern Connecticut Bancorp's certificate of  incorporation  provides  that  one or more  directors  may be removed only for cause and only if two-thirds  of votes  entitled to  be  cast  are  present  at  a  meeting  of  shareholders  and two-thirds  of the votes  present and entitled to be cast vote in favor of removal.

          •    Advance  Notice  Requirements  for  Shareholder   Nominations  of
               Director  and for  Shareholder  Proposals.  Southern  Connecticut
               Bancorp's bylaws establish  advance notice procedures with regard
               to   shareholder   nominations  of  candidates  for  election  as
               directors  (other  than by or at the  direction  of the  board of directors  or a  committee  of the  board)  and  for  shareholder proposals.  The  Board of  Directors  may  disregard  shareholder nominations  or  shareholder  proposals  that  are  not  made  in accordance with these procedures.

                              PLAN OF DISTRIBUTION

         Subject to the terms and conditions of the agreement  between  Southern
Connecticut  Bancorp and Tucker Anthony  Incorporated,  as the representative of the selling  agents (the "Selling  Agents"),  the Selling  Agents have agreed to market and sell the  common  stock to be sold  pursuant  to this  offering.  The offering will not close unless sales of at least 966,667 shares are effected. No funds will be received by or on behalf of Southern Connecticut Bancorp until the date the offering closes and the shares are delivered.

         Tucker  Anthony  Incorporated  will receive a fee of 2.0%, or $0.24 per share,  on shares  purchased in this offering by current or former  directors of
Southern Connecticut Bancorp,  current or former directors of the Bank and their family members (up to an aggregate  maximum  purchase price of $4 million).  The
Selling Agents will receive a fee equal to 7.0% of the public offering price, or
$0.84  per  share,  on all other  shares  sold in this  offering.  Additionally,
Southern Connecticut Bancorp paid Tucker Anthony Incorporated an advisory fee of
$30,000  and will  reimburse  Tucker  Anthony  Incorporated  for its  reasonable out-of-pocket expenses, including legal fees, and travel and marketing expenses, such expenses not to exceed $40,000.

         The Selling  Agents  propose to offer the common stock  directly to the public at the public  offering price listed on the cover page of this prospectus and to selected securities dealers at that price less a concession not in excess of $0.50 per share.  The Selling Agents may allow,  and the selected dealers may reallow,  a  concession  not in excess of $0.10 per share to other  brokers  and dealers. We expect that the shares of common stock will be ready for delivery on or about July 17, 2001. After the offering, the offering price and other selling terms may change.

         The  public  offering  price was  determined  arbitrarily  by  Southern
Connecticut Bancorp and Tucker Anthony Incorporated after considering prevailing market conditions.

                                       33

         Tucker Anthony  Incorporated may purchase shares for its own investment account in order to meet the minimum  number of shares to be sold.  Purchases by
Tucker Anthony Incorporated are not necessarily indicative of the quality of the investment for their suitability for any particular purchaser.

         This  offering  is being  sold  through the  efforts of Tucker  Anthony
Incorporated and a group of registered  broker-dealers  who together  constitute the Selling  Agents. The selling group is open to all registered  broker-dealers who want to participate and who sign the standard selected dealer agreement with
Tucker Anthony  Incorporated.  Persons who wish to  purchase common stock in the offering must have or open an account with Tucker  Anthony  Incorporated  or any of the broker-dealers who join the selling group.

         We  have  agreed  to  indemnify  the  Selling  Agents  against  certain liabilities,  including  liabilities  under  the  Securities  Act  of  1933,  as currently in effect, or to contribute to payments that the Selling Agents may be
required  to  make  in  connection  with  these   liabilities.   Tucker  Anthony
Incorporated's  participation  in this  offering  is  that  of an  "underwriter"
pursuant to the  Securities  Act of 1933.  In that  capacity it assumes  certain potential liability and certain responsibilities in connection with the offering.

         In connection  with this offering,  the Selling Agents may purchase and sell common stock in the open market. These transactions may include stabilizing transactions.  Stabilizing  transactions  consist of bids or  purchases  for the purpose of  preventing  or retarding a decline in the market price of the common stock.  These activities may stabilize,  maintain or otherwise affect the market price of the  common  stock,  which may be  higher  than the  price  that  might otherwise  prevail in the open  market.  The  Selling  Agents  may effect  these transactions  on the Nasdaq OTC Bulletin Board or otherwise and may  discontinue them at any time.

                                     EXPERTS

         The consolidated  financial  statements of Southern Connecticut Bancorp as of December 31, 2000 and for the period December 6, 1999 (inception)  through
December 31, 2000 included in this Prospectus and Southern Connecticut Bancorp's
Registration  Statement  on Form SB-2 have been  audited by  McGladrey & Pullen,
LLP,  independent  accountants,  as stated in their report thereon dated January
30, 2001 included herein.  Such consolidated  financial  statements are included herein in reliance  upon such report  given upon the  authority  of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain  legal  matters with respect to the  Registration  Statement of which this  prospectus  is a part,  including  the  validity of the common stock offered hereby has been passed upon for Southern Connecticut Bancorp by Cummings
&  Lockwood,  Stamford,  Connecticut.  Certain  legal  matters  relating  to the offering  will be  passed  upon for the  Selling  Agents by Tyler  Cooper  &
Alcorn, LLP, Hartford, Connecticut.

                                       34

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

         Southern Connecticut  Bancorp's certificate of incorporation and bylaws
contain  provisions  which  provide  that  Southern   Connecticut  Bancorp  will
indemnify  directors to the maximum extent  permitted by  Connecticut  law. This protection is broader than the protection  expressly  mandated in Section 33-772 of the Connecticut  Business  Corporation  Act. This statutory  section provides that a company  shall  indemnify a director  only to the extent that he has been wholly successful,  on the merits or otherwise,  in the defense of any action or proceeding  brought by reason of the fact that the person is or was a  director.
This  requirement  would  include   indemnifying   directors  against  expenses,
including  attorney's fees,  actually and reasonably incurred in connection with the matter.

         Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors,  officers and controlling persons of Southern
Connecticut  Bancorp pursuant to foregoing  provisions,  or otherwise,  Southern
Connecticut  Bancorp  has  been  advised  that in the  opinion  of the SEC  such indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                OTHER INFORMATION

         Southern Connecticut Bancorp intends to furnish its shareholders annual reports containing audited financial  statements.  Southern  Connecticut Bancorp anticipates  that it will file  periodic  reports  and proxy  material  with the
Securities and Exchange  Commission  under the Securities  Exchange Act of 1934.
Any materials  Southern  Connecticut  Bancorp files with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington,
D.C.  20549.  The public may obtain  information  on the  operation of the SEC's
Public Reference Room by calling the SEC at 1-800-SEC-0330.  Reports,  proxy and information  statements and other information  filed  electronically by Southern
Connecticut  Bancorp with the SEC are available through the SEC's internet site:
http://www.sec.gov.

                                       35

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------

Independent Auditor's Report                                                 F-2

Consolidated Balance Sheet, December 31, 2000                                F-3

Consolidated Statement of Operations for the Period December 6, 1999
    (Inception) Through December 31, 2000                                    F-4

Consolidated Statement of Cash Flows for the Period December 6, 1999
    (Inception) Through December 31, 2000                                    F-5

Notes to Consolidated Financial Statements                                   F-6

Consolidated Balance Sheet, March 31, 2001 (Unaudited)                      F-12

Consolidated Statements of Operations for the Three
    Months Ended March 31, 2001, and for the Period December
    6, 1999 (Inception) through March 31, 2001 (Unaudited)                  F-13

Consolidated Statements of Cash Flows for the Three Months
    Ended March 31, 2001, and for the Period December 6, 1999
    (Inception) through March 31, 2001 (Unaudited)                          F-14

Notes to Consolidated Financial Statements (Unaudited)                      F-15
--------------------------------------------------------------------------------

                                      F-1

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Southern Connecticut Bancorp, Inc. and
   Subsidiary (In Organization)
New Haven, Connecticut

We  have  audited  the  accompanying  consolidated  balance  sheet  of  Southern
Connecticut Bancorp, Inc. and Subsidiary (In Organization),  a development stage
enterprise  (the   "Company"),   as  of  December  31,  2000,  and  the  related
consolidated  statements of operations and cash flows for the period December 6,
1999  (inception)  through  December  31,  2000.  These  consolidated  financial
statements   are  the   responsibility   of  the   Company's   management.   Our
responsibility  is  to  express  an  opinion  on  these  consolidated  financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards.
Those standards  require that we plan and perform the audit to obtain reasonable
assurance   about  whether  the  financial   statements  are  free  of  material
misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly, in all material respects, the financial position of Southern Connecticut
Bancorp,  Inc. and Subsidiary (In  Organization) as of December 31, 2000 and the
results of their operations and their cash flows for the period December 6, 1999
(inception)  through  December 31, 2000, in conformity  with generally  accepted accounting principles.

As discussed in the notes to the financial statements, the Company has conducted no business other than matters incidental to the organization of its subsidiary, and will not  commence  intended  operations  until the sale of common  stock is completed and regulatory approvals have been received.

                                         /s/ MCGLADREY & PULLEN, LLP

New Haven, Connecticut
January 30, 2001

                                      F-2

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEET
December 31, 2000
--------------------------------------------------------------------------------

ASSETS
     Cash and cash equivalents .............................       $  49,867
     Prepaid expenses ......................................           2,500

     Deferred stock issuance costs (Note 3) ................          76,192
     Other assets ..........................................           7,342
                                                                   ---------
         Total assets ......................................       $ 135,901
                                                                   =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
     Advances from organizers and other individuals (Note 4)       $ 260,000
     Accrued expenses and other liabilities ................         110,586
                                                                   ---------
         Total liabilities .................................         370,586
                                                                   ---------

Commitments (Notes 7 and 8)

Stockholders' Deficit
     Preferred stock, no par value; 500,000 shares
       authorized; none issued .............................            --
     Common stock, par value $0.01; 2,500,000 shares
       authorized; none issued .............................            --
     Deficit accumulated during the development stage ......        (234,685)
                                                                   ---------
         Total stockholders' deficit .......................        (234,685)
                                                                   ---------

         Total liabilities and stockholders' deficit .......       $ 135,901
                                                                   =========

See Notes to Consolidated Financial Statements

                                      F-3

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF OPERATIONS
For the Period December 6, 1999 (Inception)
Through December 31, 2000
--------------------------------------------------------------------------------

INTEREST INCOME .............................................       $     802
                                                                    ---------

EXPENSES
     Legal fees .............................................          80,972
     Consulting fees ........................................          71,000
     Feasability study ......................................          27,915
     Regulatory application and filing fees .................          20,836
     Advertising and promotional expenses ...................           5,801
     Automobile and travel ..................................           5,923
     Telephone ..............................................           4,079
     Miscellaneous ..........................................          18,961
                                                                    ---------
                                                                      235,487
                                                                    ---------

                  Net loss and deficit accumulated during the
                  development stage .........................       $(234,685)
                                                                    =========

See Notes to Consolidated Financial Statements

                                      F-4

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period December 6, 1999 (Inception)
Through December 31, 2000
--------------------------------------------------------------------------------

Cash Flows From Operations
     Net loss ............................................       $(234,685)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
         Prepaid expenses ................................          (2,500)
         Other assets ....................................          (7,342)
         Accrued expenses and other liabilities ..........         110,586
                                                                 ---------
              Net cash used in operating activities ......        (133,941)
                                                                 ---------

Cash Flows From Financing Activities
     Deferred stock issuance costs .......................         (76,192)
     Advances from organizers ............................         260,000
                                                                 ---------
              Net cash provided by financing activities ..         183,808
                                                                 ---------

              Net increase in cash and cash equivalents ..       $  49,867
                                                                 =========

See Notes to Consolidated Financial Statements

                                      F-5

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000
--------------------------------------------------------------------------------

Note 1.  Nature of Operations and Summary of Significant Accounting Policies

Southern Connecticut Bancorp,  Inc. (the "Company"),  is a proposed bank holding company  incorporated  on November 8, 2000 for the purpose of holding the common stock of The Bank of Southern  Connecticut (In Organization)  (the "Bank").  The
Company's  activities  have  consisted  primarily  of  organizing a bank holding company and  preparing to sell its common stock.  The Bank, a development  stage enterprise,  received  a  Temporary  Certificate  of  Authority  to operate as a commercial bank from the Connecticut State Banking Commissioner, the Connecticut
State  Treasurer  and  the  Connecticut   State  Comptroller  (the  "Connecticut
Chartering  Authority")  on  September  7,  2000 and filed  its  Certificate  of
Incorporation  with the State of Connecticut on September 18, 2000. The Bank has
not conducted any banking business, and development stage activities of the Bank through  December  31,  2000 have  consisted  primarily  of  organizing  a state chartered  commercial bank and planning its operations.  The issuance of a Final
Certificate of Authority by the Connecticut  Chartering Authority is subject to, among other things,  the Bank's  receipt of  $10,000,000  in equity  capital and deposit  insurance from the Federal Deposit Insurance  Corporation.  The Company
intends to offer for sale a minimum of 966,667 shares and a maximum of 1,150,000 shares of the Company's  common stock at $12.00 per share and invest  sufficient proceeds  in  the  Bank  to  meet  the  capital  required  under  the  Temporary
Certificate of Authority. The Bank's Temporary Certificate of Authority is valid until March 7, 2002. Upon commencement of banking  operations,  the Bank intends to provide a full range of banking services to commercial and consumer customers in Southern New Haven County, Connecticut.

As of December 31, 2000, the Bank's ability to commence  operations is dependent upon,  among other matters,  the receipt of a Final  Certificate of Authority to operate  as a  commercial  bank which will  require  equity  capital of at least
$10,000,000, and receipt of deposit insurance from the Federal Deposit Insurance
Corporation.

Principles of consolidation and basis of financial statement presentation

The consolidated  financial  statements  include the accounts of the Company and its wholly-owned subsidiary, the Bank, and have been prepared in accordance with generally accepted accounting principles.  All significant intercompany balances and transactions have been eliminated.  In preparing the consolidated  financial statements, management is required to make estimates and assumptions that affect the reported  amounts of assets and  liabilities,  and disclosures of contingent liabilities  as of the date of the balance sheet and income and expenses for the period. Actual results could differ from those estimates.

                                      F-6

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
December 31, 2000
--------------------------------------------------------------------------------

The following is a summary of the Company's significant accounting policies.

Cash and cash equivalents

Cash and cash equivalents include cash in checking and money market accounts.

Income taxes

The Company is subject to Federal and State  income  taxes.  Various  income tax elections are available to the Company during organization and others, including the deduction of certain expenses incurred during the organization  period, will be available upon commencement of operations.

Note 2.  Common Stock Offering

The Company  intends to offer for sale a minimum of 966,667 shares and a maximum of 1,150,000 shares of the Company's $0.01 par value common stock at an offering price of $12.00 per share.  On November 1, 2000,  the  Company  entered  into an agreement  with a  selling  agent  to  assist  the  Company  in the  sale of the
Company's common stock. The selling agent will receive a two percent  commission on gross  proceeds  received  from  current or former  directors of the Company, current  and former  directors  or  organizers  of the Bank,  and other  related entities and individuals,  up to $4,000,000,  and a seven percent  commission on all other gross  proceeds  collected,  for shares sold by the selling agent on a best efforts basis. In addition,  the Company agreed to pay the selling agent an advisory fee of $30,000 and out-of-pocket  expenses in connection with the stock offering.

Note 3.  Deferred Stock Issuance Costs and Preoperating Expenses

Costs  incurred in connection  with the offering of the  Company's  common stock amounted to $76,192 as of December 31, 2000 and are classified as deferred stock issuance costs. The net proceeds from the offering of the Company's common stock will be  reduced  by such  stock  issuance  costs and any other  costs  directly related to such  offering.  If the Bank does not receive a Final  Certificate of
Authority and does not commence  banking  operations,  the stock  issuance costs will be charged to expense at that time.

Certain preoperating  expenses,  including costs incurred in connection with the organization  of the Company and the Bank,  have been incurred.  These expenses, amounting to $235,487,  as of December 31, 2000, have been charged to operations during the period.

                                      F-7

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
December 31, 2000
--------------------------------------------------------------------------------

Note 4.  Advances From Organizers and Other Individuals

The Company's Organizers and other individuals have advanced noninterest-bearing funds  throughout the  organization  period for stock issuance and  preoperating expenses.  The Organizers and other  individuals have indicated that they intend to convert these  advances into shares of the Company's  common stock at a price equal to the offering price of $12.00 per share.  However, if sufficient capital is not raised to obtain a Final Certificate of Authority to commence operations, the Organizers will only be repaid to the extent there are remaining funds.

Note 5.  Income Taxes

The net  operating  loss of $234,685 for  financial  statement  purposes will be available  to reduce  future  taxable  income,  if any.  Due to the  uncertainty regarding the Company's  ability to generate future taxable income,  a valuation allowance in the amount of the deferred tax asset  relating to the net operating loss was established. Any future tax benefits to be realized upon utilization of such carryforward  will be recognized as a reduction of the valuation  allowance at that time.

Note 6.  Related Party Transactions

Included in legal fees at December  31, 2000 are $74,367 in legal fees  incurred for services  provided by law firms,  principals of which are  Organizers of the
Bank.

In addition,  included in  consulting  fees are $41,129 in  consulting  fees and expenses  paid to a company,  the principal of which is related to the Company's
Chairman and Chief Executive Officer.

Note 7.  Commitments

Employment agreements

The  Company  and the  Bank  have  entered  into an  employment  agreement  (the
"Ciaburri  Agreement")  with the  Chairman  and Chief  Executive  Officer of the
Company  and the Bank with an initial  term of five years from the date the Bank commences banking  operations,  which may be extended for an additional one-year term at the end of the initial term. The Ciaburri  Agreement provides for a base salary of  $150,000,  with annual  adjustments  based on changes in the consumer price index,  and an annual bonus as determined  by the Board of Directors.  The
Ciaburri Agreement also provides for vacation and various insurance benefits and
reimbursement   for  travel,   entertainment  and  bank  related  education  and
convention expenses.

                                      F-8

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
December 31, 2000
--------------------------------------------------------------------------------

During the organization  period through the date the Company  commences  banking operations,  the  Directors  have  agreed  to adopt  the  terms of the  Ciaburri
Agreement,  except  that  compensation  for the  Chairman  will be  provided  at two-thirds of the salary stipulated in the Ciaburri Agreement.

The  Ciaburri  Agreement  also  provides for the issuance of options to purchase
50,000  shares of the  Company's  stock under the terms of a Stock  Option Plan.
(See Note 8).

In the event of the early  termination of the Ciaburri  Agreement for any reason other than cause, the Company would be obligated to compensate the Chairman,  in accordance  with the terms of the Ciaburri  Agreement,  through the full term of the Ciaburri  Agreement.  Also upon  termination  of the Ciaburri  Agreement for reasons other than cause, the Ciaburri Agreement provides that the Chairman will serve as a  consultant  to the  Company,  on a year to year  basis,  and will be compensated  at the  rate  of  $60,000  per  year  plus  the  employee  benefits previously described. Further, in the event the Chairman's position shall end or his  responsibilities  be  significantly  reduced,  as a  result  of a  business combination  (as  defined),  the Chairman will be entitled to a lump sum payment equal to three times his then current annual compensation.

Also,  the Company  has  entered  into a three year  employment  agreement  (the
"Mullin  Agreement")  with the  President  of the Bank  beginning on the day the
Company commences banking  operations.  The Mullin Agreement provides for a base salary of $130,000, and an annual bonus as determined by the Board of Directors.
The Mullin Agreement also provides for vacation and various  insurance  benefits and  reimbursement  for travel,  entertainment  and  Bank-related  education and convention  expenses.  The Mullin  Agreement  also  provides for the issuance of options to purchase  20,000 shares of the  Company's  stock under the terms of a
Stock Option Plan. (See Note 8).

During the organization  period through the date the Company  commences  banking operations,  the  Directors  have  agreed  to  adopt  the  terms  of the  Mullin
Agreement,  except  that  compensation  for the  President  will be  provided at two-thirds of the salary stipulated in the Mullin Agreement.

                                      F-9

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
December 31, 2000
--------------------------------------------------------------------------------

Lease

The Company has entered into an agreement to lease its banking  facility,  which lease has been  assigned  to the Bank.  The term of the lease is for five  years commencing  on  the  date  the  Company  commences  banking  operations,  and is renewable at the Company's  option for three  additional  five-year  terms.  The lease provides for annual rent for the first five years as follows:

                     Year                         Amount
                     ----                   -----------------

                       1                    $      107,400
                       2                           111,900
                       3                           116,500
                       4                           121,000
                       5                           125,500
                                            -----------------
                                            $      582,300
                                            =================

Prior to the commencement of banking operations,  the Company will pay a reduced rent of $4,117 per month for the period April 1, 2001 through July 31, 2001,  at which time rent listed in the above table will commence.

Under the terms of the lease,  the Bank will pay all executory  costs  including property taxes, utilities and insurance.

Currently,  the  lease is  cancelable  if the Bank  does not  receive  its Final
Certificate of Authority and commence  operations,  and accordingly is currently classified as an operating lease. However, upon commencement of operations,  and subject to a current  appraisal  of the fair market value of the  building,  the lease will be reevaluated  and may be classified as a capital lease at that time in accordance with generally accepted  accounting  principles.  Should the lease then be  classified  as a capital  lease,  the Company  will record an asset and liability equal to the lesser of the fair value of the building or present value of the minimum lease payments.

Note 8.  Stock Options and Warrants

Stock options

The Company has adopted the 2001 Stock  Option Plan (the "Option  Plan"),  under which an aggregate of 90,000 shares of the  Company's  common stock are reserved for  issuance  upon the  exercise of both  incentive  options  and  nonqualified options granted under the Option Plan.

                                      F-10

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
December 31, 2000
--------------------------------------------------------------------------------

The exercise  price for each share covered by an option may not be less than the fair market value of a share of the Company's common stock on the date of grant.
For incentive options granted to a person who owns more than 10% of the combined voting power of the Company or any subsidiary ("ten percent  shareholder"),  the exercise  price cannot be less than 110% of the fair market value on the date of grant.

Options  under the Option  Plan will have a term of ten years  unless  otherwise determined at the time of grant,  except that incentive  options  granted to any ten percent  shareholder will have a term of five years unless a shorter term is fixed.  Unless  otherwise  fixed at the time of grant,  40% of the options  will become  exercisable  one year from the date of grant,  30% of the options become exercisable  two years  from the date of grant,  and 30% of the  options  become exercisable three years from the date of grant.

Stock warrants

The Company has adopted the 2001 Warrant Plan (the "Warrant Plan"),  under which an aggregate  of 60,000  shares of the  Company's  common stock are reserved for issuance  upon the exercise of warrants  granted to directors of the Company and the Bank. Such warrants will be granted immediately following the closing of the
Company's common stock offering. (See Note 2).

The  exercise  price for each share  covered  by a warrant  will be equal to the initial public offering price of the Company's common stock.

Warrants under the Warrant Plan will have a term  of ten years. Forty percent of the warrants will become exercisable one year from the date of grant, 30% of the warrants will become  exercisable  two years from the date of grant,  and 30% of the warrants will become exercisable three years from the date of grant.

                                      F-11

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEET
March 31, 2001 (Unaudited)
--------------------------------------------------------------------------------

ASSETS
     Cash and cash equivalents .............................       $  68,577
     Prepaid expenses ......................................          21,976
     Deferred stock issuance costs .........................         156,536
     Other assets ..........................................          12,372
                                                                   ---------
         Total assets ......................................       $ 259,461
                                                                   =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
     Advances from organizers and other individuals ........       $ 375,000
     Accrued expenses and other liabilities ................         213,869
                                                                   ---------
         Total liabilities .................................         588,869
                                                                   ---------

Stockholders' Deficit
     Preferred stock, no par value; 500,000 shares
       authorized; none issued .............................            --
     Common stock, par value $0.01; 2,500,000 shares
       authorized; none issued .............................            --
     Deficit accumulated during the development stage ......        (329,408)
                                                                   ---------
         Total stockholders' deficit .......................        (329,408)
                                                                   ---------

         Total liabilities and stockholders' deficit .......       $ 259,461
                                                                   =========

See Notes to Consolidated Financial Statements

                                      F-12

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2001 and the Period December 6, 1999
(Inception) Through March 31, 2001 (Unaudited)
-------------------------------------------------------------------------------

                                                                       December 6, 1999
                                                         Three Months    (Inception)
                                                            Ended          Through
                                                        March 31, 2001   March 31, 2001
                                                      ---------------------------------

INTEREST INCOME .......................................    $     191      $     993
                                                           ---------      ---------

EXPENSES
         Legal fees ...................................       25,027        105,999
         Consulting fees ..............................       34,555        105,555
         Feasability study ............................         --           27,915
         Regulatory application and filing fees .......         --           20,836
         Other professional fees ......................       11,531         11,531
         Advertising and promotional expenses .........        1,019          6,820
         Automobile and travel ........................        1,688          7,611
         Telephone ....................................          968          5,047
         Occupancy ....................................       12,818         12,818
         Miscellaneous ................................        7,308         26,269
                                                           ---------      ---------
                                                              94,914        330,401
                                                           ---------      ---------

                  Net loss.............................    $ (94,723)     $(329,408)
                                                           =========      =========

See Notes to Consolidated Financial Statements

                                      F-13

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2001 and the Period December 6, 1999 (Inception)
Through March 31, 2001 (Unaudited)
------------------------------------------------------------------------------------

                                                                               December 6, 1999
                                                                 Three Months     (Inception)
                                                                     Ended          Through
                                                                March 31, 2001  March 31, 2001
                                                              ---------------------------------
Cash Flows From Operations
     Net loss ..............................................       (94,723)        (329,408)
     Adjustments to reconcile net loss to net
          cash used in operating activities:
              Increase in prepaid expenses .................       (19,476)         (21,976)
              Increase in other assets .....................        (5,030)         (12,372)
              Increase in accrued expenses and
                 other liabilities .........................       103,283          213,869
                                                                 ---------        ---------
                   Net cash used in operating activities ...       (15,946)        (149,887)
                                                                 ---------        ---------

Cash Flows From Financing Activities
     Increase in deferred stock issuance costs .............       (80,344)        (156,536)
     Proceeds from advances from organizers ................       115,000          375,000
                                                                 ---------        ---------
                   Net cash provided by financing activities        34,656          218,464
                                                                 ---------        ---------

                   Increase in cash and cash equivalents ...        18,710           68,577

Cash and cash equivalents
     Beginning .............................................        49,867             --
                                                                 ---------        ---------

     Ending ................................................     $  68,577        $  68,577
                                                                 =========        =========

See Notes to Consolidated Financial Statements

                                      F-14

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARY (IN ORGANIZATION)
(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------

Note 1.        The accompanying unaudited financial statements and related notes have been prepared  pursuant to the rules and  regulations of the
               Securities   and  Exchange   Commission.   Accordingly,   certain
               information  and  footnote   disclosures   normally  included  in
               financial   statements  prepared  in  accordance  with  generally
               accepted   accounting   principles   have   been   omitted.   The
               accompanying  consolidated financial statements and related notes
               should  be  read  in  conjunction  with  the  audited   financial
               statements of Southern Connecticut  Bancorp,  Inc. and Subsidiary
               and notes  thereto  as of  December  31,  2000 and for the period
               December 6, 1999 (inception) through December 31, 2000.

               The information furnished reflects, in the opinion of management,
               all  adjustments,   consisting  of  normal  recurring   accruals,
               necessary for a fair  presentation  of the results of the interim periods presented.

Note 2.        Included in legal fees for the three months ended March 31, 2001, and for the period December 6, 1999 (inception) through March 31,
               2001,  are  $15,363  and  $89,730,  respectively,  of legal  fees incurred for services provided by law firms,  principals of which are Organizers of the Bank.

               In  addition,  included in  consulting  fees for the three months ended  March  31,  2001,  and for the  period  December  6,  1999
               (inception)  through  March 31,  2001,  are $1,341  and  $42,470, respectively,  of consulting fees and expenses paid to a company, the principal of which is related to the  Company's  Chairman and
               Chief Executive Officer.

Note 3.        The Company has entered into non cancelable, five year subleases, payments under which commence on April 1, 2001, for excess office space in its premises with tenants,  the  principals of which are related to the Company's Chairman and Chief Executive Officer and
               the  Company's  Vice  Chairman.  Future  minimum  lease  payments receivable for these leases,  by year,  and in the aggregate,  at
               March 31, 2001, are as follows:

                          Years Ending
                           December 31,                Amount
                   ----------------------------   -------------------

                               2001               $        10,845
                               2002                        14,773
                               2003                        15,192
                               2004                        15,610
                               2005                        16,027
                               2006                         4,033
                                                  -------------------
                                                  $        76,480
                                                  ==+================

                                      F-15

                    No dealer,  salesperson  or other  individual  has
          been  authorized  to give  any  information  or to make  any representations  other than those  contained or incorporated by reference in this prospectus in connection with the offer described  herein and, if given or made, such information or representations  must  not be  relied  upon as  having  been authorized  by  Southern  Connecticut  Bancorp or any of the selling agents. This  prospectus does not constitute an offer to sell or a solicitation  of an offer to buy any securities in any  jurisdiction  in which such offer or solicitation is not  authorized  or in which the person making such offer or solicitation  is not qualified to do so, or to any person to whom it is  unlawful  to make  such  offer or  solicitation.
          Neither the  delivery of this  prospectus  nor any sale made
          hereunder  shall,  under  any   circumstances,   create  any
          implication  that there has been no change in the affairs of
          Southern  Connecticut Bancorp or that information  contained herein  is  correct  as of any time  subsequent  to the date hereof.

          Dealer Prospectus Delivery Obligation

                    Until  October  9, 2001 all  dealers  that  effect
          transactions   in   these   securities,   whether   or   not
          participating in this offering, may be required to deliver a prospectus.

TUCKER ANTHONY SUTRO
CAPITAL MARKETS